Exhibit 4.31

INVESTMENT AGREEMENT

by and between

ASML HOLDING N.V.

and

INTEL CORPORATION

Dated as of July 9, 2012

TABLE OF CONTENTS

(continued)

iii

TABLE OF ANNEXES

Annex A	Definitions

TABLE OF SCHEDULES

Schedule I	Representations and Warranties of the Company
Schedule II	Representations and Warranties of Investor
Schedule III	Other Knowledge Employees

TABLE OF EXHIBITS

Exhibit A	Form of Deed of Issue
Exhibit B	Form of Investor Rights Agreement
Exhibit C	Form of Shareholder Agreement
Exhibit D	Resolutions
Exhibit E	Articles Amendment

iv

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”) is entered into as of July 9, 2012, by and between ASML Holding N.V., a public limited liability company organized under the laws of The Netherlands, with its corporate seat at Veldhoven, the Netherlands (the “Company”), and Intel Corporation, a Delaware corporation (“Investor”).

RECITALS

A. The Company desires to sell and issue to Investor, and Investor desires to purchase from the Company, Ordinary Shares and securities convertible into Ordinary Shares of the Company.

B. Concurrently with the execution of this Agreement, the Company and Investor are entering into the Signing Agreements.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL SHARES

Section 1.1 Agreement to Purchase and Sell Shares. Subject to the terms and conditions hereof, the Company agrees to issue and deliver to the Stichting, and Investor agrees to purchase for issuance and delivery to the Stichting by way of administration (ten titel van beheer) with simultaneous issuance and delivery by the Stichting to Investor (or its Investor Designee) of corresponding Depositary Receipts:

(a) on the Initial Closing Date, 41,985,250 validly issued Ordinary Shares (the “Initial Shares”) at a price of €39.91 per Share, less any reduction provided under Section 4.7(b) (the “Issue Price”), for an aggregate purchase price equal to the product of the number of Initial Shares times the Issue Price (the “Initial Shares Price”); and

(b) on the Additional Closing Date, validly issued Additional Shares at a price per Ordinary Share equal to the Issue Price, for an aggregate purchase price equal to the product of the number of Additional Shares times the Issue Price (the “Additional Shares Price”).

Section 1.2 The Closings.

(a) The Initial Closing. The issue, purchase and sale of the Initial Shares (the “Initial Closing”) will take place at the offices of De Brauw Blackstone Westbroek N.V., Claude Debussylaan 80, 1082 MD Amsterdam, The Netherlands, as soon as practicable and no later than the date that is three (3) Business Days after satisfaction or waiver of the Specified Initial Closing Conditions (or if the EGM has not occurred by such date, the date designated by Investor in writing that is not later than three (3) Business Days after the EGM), or at such other place or on such other date or in such other manner as the Parties may agree in writing (the “Initial Closing Date”). The Initial Closing may occur on the same date and simultaneously with the Additional Closing. At the Initial Closing:

(i) Investor will (A) execute and deliver to the Company all Initial Transaction Documents requiring Investor’s signature (other than the Signing Agreements), (B) deliver the Initial Shares Price to an escrow account (the “Escrow Account”), at the London office of Citibank International plc or such other financial institution as the Parties may mutually designate (the “Escrow Holder”), which Escrow Holder shall hold the Initial Shares Price for the account of the Investor until the execution by the Civil Law Notary of the Deeds of Issue, upon which execution the Escrow Holder shall hold the Initial Shares Price for the account of the Company and shall transfer the Initial Shares Price from the Escrow Account to an account designated by the Company in written instructions delivered to Escrow Holder with a copy to Investor at least three (3) Business Days prior to the Initial Closing all in accordance with an escrow agreement to be entered into by the Parties and the Escrow Holder (the “Escrow Agreement”) and (C) deliver to the Company and the Civil Law Notary an executed and, to the extent required by the Civil Law Notary, apostilled Power of Attorney;

(ii) the Company will (A) execute and deliver to Investor all Initial Transaction Documents requiring the Company’s signature (other than the Signing Agreements), (B) deliver to Investor the certificates contemplated by Section 5.1(f) and Section 5.1(g) for the Initial Closing and (C) deliver to Investor and the Civil Law Notary an executed and, to the extent required by the Civil Law Notary, apostilled Power of Attorney; and

(iii) following completion of the actions set forth in clauses (i) and (ii), the Company and Investor will cause the Civil Law Notary to execute the Deeds of Issue, pursuant to which deed the Company will issue the Initial Shares to the Stichting, and the Company will register the issuance of the Initial Shares to the Stichting in the Company’s shareholders register and deliver confirmation of such registration to Investor and the Parties shall cause the Stichting to deliver to Investor (or its Investor Designee) Depositary Receipts in respect of the Initial Shares pursuant to the Stichting Documentation.

(b) The Additional Closing. The issue, purchase and sale of the Additional Shares, if any (the “Additional Closing”), will take place at the offices of De Brauw Blackstone Westbroek N.V., Claude Debussylaan 80, 1082 MD Amsterdam, The Netherlands, as soon as practicable and no later than the date that is three (3) Business Days after satisfaction or waiver of the Specified Additional Closing Conditions or at such other place or on such other date or in such other manner as the Parties may agree in writing (the “Additional Closing Date”). At the Additional Closing:

(i) Investor will (A) execute and deliver to the Company all Additional Transaction Documents requiring Investor’s signature, (B) deliver the Additional Shares Price to the Escrow Account, at which Escrow Account the Escrow Holder shall hold the

Additional Purchase Price for the account of the Investor until the execution by the Civil Law Notary of the Deed(s) of Issue, upon which execution the Escrow Holder shall hold the Additional Shares Price for the account of the Company and shall transfer the Additional Shares Price from the Escrow Account to an account designated by the Company in written instructions delivered to Escrow Holder with a copy to Investor at least three (3) Business Days prior to the Additional Closing all in accordance with the Escrow Agreement (C) deliver to the Company and the Civil Law Notary an executed and, to the extent required by the Civil Law Notary, apostilled Power of Attorney;

(ii) the Company will (A) execute and deliver to Investor all Additional Transaction Documents requiring the Company’s signature, (B) deliver to Investor the certificates contemplated by Section 6.1(f) and Section 6.1(g) for the Additional Closing and (C) deliver to Investor and the Civil Law Notary an executed and, to the extent required by the Civil Law Notary, apostilled Power of Attorney; and

(iii) following completion of the actions set forth in clauses (i) and (ii), the Company and Investor will cause the Civil Law Notary to execute the Deed(s) of Issue, pursuant to which deed(s) the Company will issue the Additional Shares to the Stichting, and the Company will register the issuance of the Additional Shares in the Company’s shareholders register and deliver confirmation of such registration to Investor (or its Investor Designee) and the Parties shall cause the Stichting to deliver to Investor (or its Investor Designee) Depositary Receipts in respect of the Additional Shares pursuant to the Stichting Documentation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby, upon the date of this Agreement and at each of the Initial Closing and the Additional Closing, represents and warrants to Investor as set forth in Schedule I.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor hereby, upon the date of this Agreement and at each of the Initial Closing and the Additional Closing, represents and warrants to the Company as set forth in Schedule II.

ARTICLE IV

COVENANTS

Section 4.1 Other Investor Offers. Notwithstanding the covenants of the Company set forth in Section 4.7, the Parties acknowledge that, from the date hereof until the earlier of the termination of this Agreement in accordance with Article VIII (Termination) and the third (3rd) Business Day prior to the Synthetic Buyback, the Company will make offers to Persons that are customers of the Company to (i) purchase Ordinary Shares that will be issued and delivered to a stichting administratiekantoor by way of administration (ten titel van beheer) with simultaneous issuance and delivery by such stichting to the Other Investors of corresponding depositary receipts and (ii) make a corresponding NRE Commitment in connection therewith (each, an

“Other Investor Offer”) as provided in this Section 4.1. From the date hereof until the earlier of the termination of this Agreement in accordance with Article VIII (Termination) and the third (3rd) Business Day prior to the Synthetic Buyback, the Company will enter into agreements in respect of and issue or transfer and sell Ordinary Shares to Persons who are customers solely in accordance with the following (and each customer who enters into any such agreement will be an “Other Investor”):

(a) The aggregate number of Ordinary Shares issuable to Other Investors pursuant to the Other Investor Offers will not exceed the Maximum Offer Amount.

(b) The ratio of Ordinary Shares to the amount of NRE Commitment of any Other Investor may vary from that of Investor; provided, that the ratio of Ordinary Shares issuable to each Other Investor to the amount of the NRE Commitment to be made by each such Other Investor will not exceed the ratio of Ordinary Shares issuable to Investor pursuant to this Agreement and the Transaction Documents to the amount of Investor’s NRE Commitment.

(c) The rights provided by the Company to, and the contractual restrictions imposed by the Company on, any Other Investor, in the aggregate, with respect to an Other Investor Offer shall be no more favorable to such Other Investor than those applicable to Investor.

(d) The price per Other Investor Share shall not be less than the Issue Price for any Other Investor that accepts an Other Investor Offer.

(e) The Company will require that the consummation of the Additional Closing and the consummation of the issuance and sale of any Other Investor Shares to any Other Investors pursuant hereto be completed by the third (3rd) Business Day prior to the Synthetic Buyback and in compliance with Applicable Law. The Ordinary Shares issued to the Other Investors will be issued and delivered to a stichting administratiekantoor by way of administration (ten titel van beheer) with simultaneous issuance and delivery by such stichting to the Other Investors of corresponding depositary receipts and treated in the manner reflected in the Articles Amendment implementing Resolution (2(a) through (e) in respect of the Class M Shares on the same terms as the Additional Shares.

(f) The Company will deliver to Investor, three (3) Business Days before each of (i) the Additional Closing and (ii) the Synthetic Buyback, a statement by an authorized officer of the Company certifying (A) the total number of Ordinary Shares subscribed by each of the Other Investors as of such date and (B) the Company’s compliance with all terms applicable to the offer and issuance to the Other Investors set forth in this Agreement.

Section 4.2 Use of Proceeds. If the shareholders of the Company approve the Resolutions at the EGM, the Company will use the proceeds from the sale of the Shares to Investor and the sale of the Other Investor Shares to the Other Investors to fund a Synthetic Buyback. If the shareholders of the Company do not approve the Resolutions at the EGM, the Company will use the proceeds from the sale of the Initial Shares to Investor for the funding of 450mm tool development and roadmap acceleration (including with respect to 450mm EUV tools) and, with respect to any remainder, for general corporate purposes.

Section 4.3 Admission to Listing and Trading; Prospectus.

(a) Subject to approval of the Resolutions by the shareholders of the Company at the EGM, the Company will prepare and file for approval with the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, the “AFM”) and make publicly available a prospectus in accordance with the Act on Financial Supervision (Wet op het financieel toezicht, the “Prospectus”). The Company will file a draft Prospectus with the AFM as soon as practicable following the Additional Closing Date. The Company will thereafter use all commercially reasonable efforts to obtain prompt approval of the Prospectus.

(b) The Company will cause the Prospectus, on the date it is published to comply with all Applicable Laws of the Netherlands (including the Act on Financial Supervision), the Prospectus Directive and the Prospectus Regulation. The Company will also take all necessary action such that all requirements of the AFM in connection with the approval of the Prospectus and all conditions to such approval and any derogations or variations from the requirements or policies of the AFM or of the Prospectus Directive and the Prospectus Regulation granted by the AFM in connection with such approval, will be satisfied or complied with.

(c) The Company will apply for admission to trading of the Shares on Euronext Amsterdam as soon as reasonably practicable, and in any case within ninety (90) days after (i) the Initial Closing Date, with respect to the Initial Shares and (ii) the Additional Closing Date, with respect to the Additional Shares, in each case in accordance with Rule 61002/1 sub (ii) of Euronext Rule Book I: Harmonised Rules.

(d) Investor acknowledges that until the Shares are admitted to listing and trading on Euronext Amsterdam, such Shares will not be tradable via Euronext Amsterdam. As soon as reasonably practicable (and no later than eight (8) Business Days) following the Synthetic Buyback (or as soon as reasonably practicable (and no later than eight (8) Business Days following the EGM), in the event that the shareholders of the Company do not approve the Resolutions at the EGM, for the Initial Shares), the Parties shall cause the Shares to be included in the giro deposit and cause the Stichting to obtain a co-ownership interest in a joint deposit, both as referred to in the Dutch Securities Book Entry Transfer Act (Wet giraal effectenverkeer). Investor and the Company shall cause the Stichting to provide on a timely basis the information required for such inclusion (including details of one or more Dutch securities accounts of the Stichting at one or more affiliated institutions (aangesloten instellingen), designated for that purpose by Investor.

Section 4.4 [Reserved].

Section 4.5 Shareholder Approval; Synthetic Buyback.

(a) As soon as reasonably practicable after the date of this Agreement, and no later than the date that is fifteen (15) days after the date of this Agreement, the Company will issue and deliver a notice of convocation and agenda, together with explanatory notes to the agenda describing the material terms of the matters for which approval is sought (the “EGM Materials”) for an extraordinary general meeting of its shareholders (the “EGM”) to be held as soon as reasonably practicable after the date of this Agreement, in order that the Company’s shareholders may adopt the Resolutions. Unless otherwise agreed between the Company and Investor, the matters proposed for approval by the shareholders of the Company at the EGM shall consist solely of the Resolutions. The EGM Materials will comply with all requirements under Applicable Law and the Company Organizational Documents. Within a reasonable period of time prior to the issuance and delivery by the Company of the notice of convocation, agenda and explanatory notes for the EGM, and any additional materials published by the Company in connection with the EGM, the Company will furnish the draft of such materials to Investor and its counsel for their review and comment and incorporate such comments as are reasonably requested by Investor and its counsel to such documents. One or more Representatives of Investor will be entitled to attend the EGM to observe the EGM proceedings.

(b) The Supervisory Board and Board of Management will unanimously recommend the adoption by the shareholders of the Resolutions. The Company will use its best efforts to (i) solicit from its shareholders proxies in favor of adoption of the Resolutions and (ii) obtain the adoption of the Resolutions by the Shareholders.

(c) If the shareholders of the Company approve the Resolutions 1(a) and (b) and 2(a) through (e) at the EGM, the Company will

(i) promptly, and in any event within five (5) Business Days after the EGM, deliver such notices and make such notices as necessary and appropriate to commence any creditor objection period as may be required by Applicable Law in connection with the Synthetic Buyback and use all commercially reasonable efforts to resolve any objection arising during such creditor objection period; and

(ii) on or before the date that is the later of (x) in the absence of any objection being validly lodged during such objection period, the tenth (10th) Business Day following expiration of such objection period, (y) in the event of any objection being validly lodged during such objection period, the tenth (10th) Business Day following the withdrawal or dismissal of any such objection and (z) the seventh (7th) Business Day following the Additional Closing Date, cause the Civil Law Notary to execute deeds of amendment of the Articles of Association implementing Resolutions 2(a) through (e) in accordance with this Section 4.5(c); and

(iii) determine the amount of the increase of the nominal value of each Ordinary Share (other than the Class M Shares) as contemplated by Resolution 2(b) and the amount of the decrease of the nominal value of each Ordinary Share (other than the Class M Shares) as contemplated by Resolution 2(c) so that the aggregate amount of the capital distribution as contemplated by Resolution 2(c) shall be as close as commercially reasonably practicable to the aggregate amount of the Initial Shares Price, the Additional Shares Price and the aggregate price of the Other Investor Shares, but not more than an amount equal to the number of Ordinary Shares to be reduced pursuant to the share consolidation as contemplated by clause (iv) below multiplied by the weighted average of the Initial Shares Price, the Additional Shares Price and the prices paid for the Other Investor Shares; and

(iv) determine the ratio for the share consolidation as contemplated by Resolution 2(d) so that either

(A) the number of Ordinary Shares in Issuance immediately prior to the Synthetic Buyback is reduced by a number of Ordinary Shares equal to or more than the aggregate number of Initial Shares, Additional Shares and Other Investor Shares; or

(B) the number of Ordinary Shares in Issuance immediately prior to the Synthetic Buyback is reduced by a number of Ordinary Shares as close as commercially reasonably practicable to, but less than, the aggregate number of Initial Shares, Additional Shares and Other Investor Shares.

(v) In the event that (B) applies, the Company shall either (i) transfer such number of Shares held by it or (b) issue such number of Ordinary Shares to the Stichting by way of administration (ten titel van beheer) with simultaneous issuance and delivery by the Stichting to Investor of a corresponding number of Depositary Receipts, prior to or immediately after the Synthetic Buyback free of payment and in compliance with Applicable Law and the Company’s stated intent in respect of the use of Shares held by it, so that the Stichting would hold immediately thereafter no less than both (x) the proportion of outstanding Ordinary Shares and (y) the proportion of Issued Ordinary Shares, that it would have held after giving effect to the provisions of Clause (A).

In clarification of the foregoing, the Parties intend that Investor will own Depositary Receipts in respect of not less than fifteen percent (15%) of the Issued Ordinary Shares following the Synthetic Buyback (except in the event, and adjusted to the extent, that Investor has not made use of its rights pursuant to Section 4.7(a)(ii)(D) or that Ordinary Shares are issued after the Additional Closing).

Section 4.6 Stichting. A reasonable time prior to the Initial Closing, the Company will establish a Stichting that will be governed by the Stichting Documentation and upon each applicable Closing, issue to Investor all Depositary Receipts in respect of the Ordinary Shares issued and delivered to such Stichting by way of administration (ten titel van beheer). The initial board of the Stichting will be selected from professional, reputable trust companies with Netherlands experience and will be mutually agreed upon by the Company and Investor in good faith.

Section 4.7 Changes; Encumbrances; Capital. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Additional Closing, except to the extent permitted in Section 4.1 or consented to in writing by Investor, the Company will not, directly or indirectly, and will not permit any of its Subsidiaries to:

(a) issue, transfer, sell or grant rights to subscribe for share capital (including treasury shares) or other equity securities of any kind, including any securities exercisable for, convertible into or exchangeable for, share capital of the Company or any Subsidiary (other than transactions involving the issue, transfer, sale or grant of rights with respect to share capital of a

Subsidiary to the Company or another Subsidiary of the Company) or authorize or enter into any agreements to do any of the foregoing, other than:

(i) during the period from the date of this Agreement through the Initial Closing: (A) Ordinary Shares, first using the Company’s treasury shares until such treasury shares no longer remain available for such use, pursuant to options granted to employees of the Company or its Subsidiaries prior to the date of this Agreement under existing share-based incentive plans identified in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement or pursuant to any renewal or customary extensions or replacements thereof in the ordinary course consistent with past practice (“Company Plans”); (B) Ordinary Shares, first using the Company’s treasury shares until such treasury shares no longer remain available for such use, issued or transferred to employees of the Company or its Subsidiaries after the date of this Agreement under any Company Plans in the ordinary course of business consistent in timing and amount with the Company’s past practice and not exceeding 1,500,000 Ordinary Shares in the aggregate; (C) Cumulative Preference Shares issuable to Stichting Preferente Aandelen ASML (SPAA);

(ii) during the period from the Initial Closing through the Additional Closing: (A) Ordinary Shares issued or transferred pursuant to Company Plans; (B) Ordinary Shares, first using the Company’s treasury shares until such treasury shares no longer remain available for such use, issued or transferred to employees of the Company or its Subsidiaries after the date of this Agreement under any Company Plans in the ordinary course of business consistent in timing and amount with the Company’s past practice and not exceeding 1,500,000 Ordinary Shares in the aggregate; (C) Cumulative Preference Shares issuable to Stichting Preferente Aandelen ASML (SPAA); (D) issuances of Ordinary Shares or transfers of the Company’s treasury shares in connection with one or more Permitted Acquisitions constituting no more than Twenty-Five Percent (25%) of the outstanding share capital of the Company as of the date of this Agreement, or (E) other issuances of Ordinary Shares constituting no more than five percent (5%) of the outstanding share capital of the Company as of the date of this Agreement, provided that the Company notifies Investor of such issuance (or transfer, as the case may be) within five (5) days after the date thereof; provided further, however, that in the event of any issuance or transfer permitted under the foregoing clause (D), Investor shall have the right at the Initial Closing (or if the Initial Closing has theretofore occurred, at the Additional Closing) to acquire from the Company, and if Investor exercises such right, the Company shall issue at such Closing to the Stichting, a number of Ordinary Shares equal to the product of the number of Ordinary Shares issued in such issuance or transfer (and any securities issued or issuable in exchange for or with respect to the ordinary shares of the Company by way of a share dividend, share split or combination of shares, subdivision, consolidation, capitalization issue, recapitalization, merger, consolidation, scheme of arrangement, reorganization, reclassification or similar transaction after the date of such issuance) times 0.176470588, at a price per share (rounded to two significant digits) equal to the average of the VWAP per Ordinary Share for the twenty (20) trading days on the Euronext Amsterdam ending two (2) Business Days prior to the applicable Closing Date (subject to adjustments for any such share dividend, share split or combination of shares, subdivision, consolidation, capitalization issue, recapitalization, merger, consolidation, scheme of arrangement, reorganization, reclassification or similar transaction after the date of such issuance);

(b) declare, set aside, make or pay any dividend or other distribution (excluding share repurchases pursuant to the Buyback Program), payable in any form, including cash, shares, property or otherwise, with respect to any of the Company’s share capital, except that the Company may declare and pay a cash dividend or other distribution on the Ordinary Shares (i) in connection with the Synthetic Buyback and (ii) in an amount of up to €0.50 per Ordinary Share for all such dividends or distributions in the aggregate; provided, however, that the Issue Price for any Closing occurring after the record date for such dividend or distribution shall be reduced by the amount per share of such dividend or distribution (subject to appropriate adjustments for any share dividend, share split or combination of shares, subdivision, consolidation, capitalization issue, recapitalization, merger, consolidation, scheme of arrangement, reorganization, reclassification or similar transaction after the date of this Agreement);

(c) implement or set a record date for any reclassification, combination, split, subdivision or similar transaction (other than in connection with the Synthetic Buyback) with respect to any of the Company’s share capital, unless such reclassification, combination, split, subdivision or similar transaction provides to Investor a substantially identical economic benefits (taking into account any Taxes that may be payable by Investor in respect of such transaction or the provision of such benefits) in respect of the Shares that Investor purchases or has purchased at the Initial Closing or Additional Closing, as the case may be;

(d) retire or cancel any of the Company’s treasury shares issued as of the date of this Agreement;

(e) unless the Company and Investor otherwise agree in writing, consummate, agree to consummate or announce or disclose to any Person any intention or proposal to consummate (i) any investment in or acquisition of any of the equity securities or other voting securities (including any convertible or exchangeable securities or rights to acquire any equity securities or other voting securities) of any Person, whether by purchase or by means of a merger, consolidation, acquisition or similar transaction; (ii) any merger, combination with or consolidation with any Person; or (iii) acquisition of any business, division or operating unit or a significant portion of the assets of any Person or of any business, division or operating unit of any Person; provided, however, that the Company may consummate or agree to consummate, and thereafter announce or disclose, (A) any transaction constituting a Change of Control of the Company, provided that the Company has complied with Section 4.7(f)(i), (B) any Permitted Acquisition, provided that the Company has complied with Section 4.7(f)(ii), (C) any receipt of equity securities of any insolvent or bankrupt Person as part of a general settlement (pursuant to any applicable insolvency or bankruptcy Law) of the Company’s claims as a creditor of such Person with respect to debt of such Person to the Company incurred by such Person in the ordinary course of the Company’s business, or (D) after receipt of Investor’s prior written consent (which will not be unreasonably withheld or delayed), any acquisition of the equity or assets of a supplier for cash in an amount less than Twenty Million Euros (€20 million) individually or Fifty Million Euros (€50 million) in the aggregate; or

(f) directly or indirectly, take any of the following actions or permit any of its Affiliates or Representatives to take any of such actions:

(i) (A) solicit, initiate, induce, knowingly encourage or knowingly facilitate any proposal, offer, inquiry or expression of interest for any Change of Control of any Person, or (B) participate in or continue any negotiations regarding, or agree to, accept, approve, endorse or recommend any such Change of Control of any Person, in each case except in response to a bona fide, unsolicited written proposal, offer, inquiry or expression of interest made after the date hereof, that did not result from or arise out of a breach of this Section 4.7(f) and that the Company Supervisory Board determines in good faith is in the best interests of the Company; or

(ii) (A) solicit, initiate, induce, knowingly encourage or knowingly facilitate any proposal, offer, inquiry or expression of interest for any acquisition of equity securities or other voting securities of or merger, combination or consolidation with, or acquisition of all or a significant portion of the assets of, any Permitted Acquired Company by a Person other than the Company, (B) participate in or continue any discussions regarding, or agree to, accept, approve, endorse or recommend any proposal, offer, inquiry or expression of interest for any acquisition of equity securities or other voting securities of or merger, combination or consolidation with, or acquisition of all or a significant portion of the assets of, any Permitted Acquired Company by the Company or any of its Subsidiaries, other than a Permitted Acquisition but only if such Permitted Acquired Company has theretofore received a bona fide, written proposal for a transaction constituting a Change of Control of such Permitted Acquired Company from a Person other than the Company and its Affiliates and Representatives, which proposal was not submitted by such Person as a result of the actions of the Company or any of its Affiliates and Representatives; provided, however, that notwithstanding the foregoing, the Company may discuss with any Permitted Acquired Company the possibility of any such transaction with the Company or any of its Subsidiaries to be consummated at a future date not earlier than the Additional Closing or (if earlier) the termination of this Agreement in accordance with Article VIII (Termination).

Section 4.8 Reasonable Efforts.

(a) Each of the Parties to this Agreement agrees to use all commercially reasonable efforts, and to cooperate with each other Party, to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transactions and the Transaction Documents as promptly as practicable, including, subject to any applicable limitations set forth in this Agreement, causing the satisfaction of the respective conditions set forth in Article V and Article VI and executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable for effecting the consummation of the Transactions.

(b) Without prejudice to the foregoing, as promptly as possible after the date of this Agreement, if required by any Applicable Law, each of the Parties (i) will file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of

Justice (the “Antitrust Division”) a notification in accordance with the HSR Act with respect to the Transactions, and (ii) will file any recommended or required antitrust notification or application to obtain approval in any other jurisdiction as determined by the Company and Investor after consultation. The Parties will share equally the cost of any applicable filing fees required in respect of any such filings. Each of the Parties will furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Entity any additional information requested by either of them pursuant to the HSR Act or any other Applicable Law in connection with such filings. Each Party will notify the other promptly upon the receipt of any communication or comments from any officials of any Governmental Entity in connection with any filings made pursuant to this Section 4.8(b). To the extent permitted by Applicable Law and subject to all applicable privileges (including the attorney-client privilege), each of the Parties will consult and cooperate with one another and consider in good faith the views of one another, in connection with any filings, responses, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to the HSR Act or any other applicable Antitrust Law. Each of the Parties will cooperate reasonably with each other in connection with the making of all such filings or responses. Each of the parties will provide the other parties’ outside legal counsel with copies of all correspondence, filings and written communications between them (including any subsidiary, affiliate or representative) and any Governmental Entity with respect to this Agreement, provided that a Party will not be required to exchange Party documents that such Party determines in good faith contains commercially sensitive information. In addition, each of the Parties agrees not to participate in any meeting or have any oral communication with any Governmental Entity unless it has given the other Party’s antitrust counsel (both internal legal counsel, which may include the General Counsel of a Party, and external legal counsel) an opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, given the other Party’s antitrust counsel (both internal counsel, which may include the General Counsel of a Party, and external counsel) the opportunity to attend and participate therein.

(c) Notwithstanding anything to the contrary herein, other than pursuant to Section 4.7, nothing in this Agreement (including the other provisions of this Section 4.8) will require, in connection with any inquiry, investigation or review pursuant to Antitrust Laws, (i) Investor, the Company, or any of their respective Subsidiaries or Affiliates to refrain from making, or agreeing to make, any investments in or any acquisitions of any assets, business or any Person, whether by merger, consolidation or any other manner or (ii) Investor, the Company or any of their respective Subsidiaries or Affiliates to (and the Company shall not except with the prior written consent of Investor), take any action or allow any of their Subsidiaries to consent or proffer to, execute or carry out any agreement or submit to any order providing for any Party or any of their respective Affiliates to, or otherwise; divest, hold separate, or enter into any license or similar Contract with respect to; agree to restrict the ownership or operation of, any business or assets of Investor, the Company or any of their respective Subsidiaries or Affiliates; or take any other action, if such other action would reasonably be expected to dilute materially the benefits to Investor or the Company of the transactions contemplated by this Agreement or any other Transaction Document or have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or their consolidated results of operations or financial position.

(d) Notwithstanding anything to the contrary herein (including the other provisions of this Section 4.8), in no event will Investor, the Company or any of their respective Subsidiaries or Affiliates be obligated to litigate or contest or participate in the litigation of any Legal Proceeding, whether judicial or administrative, brought by any Governmental Entity or appeal any decree, judgment, injunction or other order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body (i) challenging or seeking to make illegal, delaying materially or otherwise directly or indirectly restraining or prohibiting the consummation of the Transactions or seeking to obtain from Investor, the Company or any of their respective Subsidiaries or Affiliates any damages in connection therewith, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Investor or any of their respective Subsidiaries or Affiliates of all or any portion of the business or assets of the Company, Investor or any of their respective Subsidiaries or Affiliates or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets of the Company, Investor or any of their respective Subsidiaries or Affiliates, in each case as a result of, or in connection with, the Transactions, (iii) seeking, directly or indirectly, to impose or confirm any limitation or restrictions on the ability of Investor, the Company or any of their respective Subsidiaries or Affiliates to freely conduct their businesses or to acquire or hold, or exercise full rights of ownership of, any shares of capital shares of the Company, (iv) seeking to require divestiture by the Company, Investor or any of their respective Subsidiaries or Affiliates of any capital shares of the Company or any business or assets of the Company or its Subsidiaries or Investor or its Subsidiaries or Affiliates, or (v) that would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions or that would reasonably be expected to dilute materially the benefits to Investor or the Company of the transactions contemplated by this Agreement or any Transaction Document.

Section 4.9 Confidentiality; Public Disclosure. The Parties agree to treat this Agreement as confidential information under the terms and conditions of the Corporate Non-Disclosure Agreements No. 8228275 dated May 14, 2002, and No. 3359858 dated September 19, 2011, and Addendum No. 1 to the Corporate Non-Disclosure Agreement # 8228275, effective June 10, 2012, previously executed by the Parties, as supplemented by any agreement between the Parties dated on or after the date hereof.

Section 4.10 Notice of Certain Events.

(a) If, at any time prior to the Initial Closing or the Additional Closing, the Company determines that, as a result of an event, occurrence or change in circumstances beyond the Company’s control (including any change as a result of claims made or investigations instigated and any change in the relationship of the Company with any of its customers or suppliers, including a modification of the relationship of the Company by one or more of the Company’s customers or suppliers resulting from the announcement of the Transactions, provided that to the Knowledge of the Company at the date of this Agreement, the Company does not reasonably expect such a change or any modification of the relationship by any particular customer or supplier or particular group of customers or suppliers) that occurs after the date of this Agreement, the Company will be unable to provide the certificate required under Section 5.1(f) or Section 6.1(f), respectively, because one or more representations and warranties of the Company set forth in Schedule I, other than any Fundamental Representation, will not be true and correct as of the Initial Closing Date or Additional Closing Date, as applicable, the Company will promptly (and in any event, not later than 9:00 p.m. Central Europe Time on the date immediately preceding the date on which the applicable Closing would otherwise occur pursuant to Section 1.2), provide to Investor written notice (each such notice, a “Closing Notice”) specifying the representation and warranty in Schedule I that will not be true and correct at the applicable Closing and, to the extent not described in the Company SEC Documents or AFM Documents filed after the date of this Agreement and prior to the Closing Notice, describing in reasonable detail the event, occurrence or change in circumstances that renders such representation and warranty untrue or incorrect. The Company shall provide to Investor as soon as practicable and to the maximum extent such disclosure is not prohibited by Applicable Law such additional information and documents as Investor may reasonably request for the purpose of evaluating such circumstance, event or occurrence and determining whether to proceed with the applicable Closing.

(b) If and to the extent that (i) the Company provides a Closing Notice in accordance with Section 4.10(a), (ii) the representation and warranty specified in the Closing Notice is not a Fundamental Representation and was true and correct when given at the date of this Agreement, (iii) the event, occurrence or change in circumstances described in the Closing Notice occurred after the date of this Agreement and did not result wholly or in part from any breach by the Company of any of its covenants under this Agreement, then Investor may either: (A) waive the condition precedent in Section 5.1(b) and (f) or Section 6.1(b) and (f), as applicable, with respect to the failure of the applicable representations and warranties to be true and correct on the applicable Closing Date as a result of the event, occurrence or change in circumstances described in the Closing Notice and proceed with the applicable Closing; or (B) terminate this Agreement under Section 8.1(c) or Section 8.2(c). In no event will Investor (or any other Indemnitees) be entitled to indemnification (and Investor agrees that the Company shall have no liability) for any failure of such representation and warranty to be true and accurate as of the applicable Closing to the extent such failure results from such event, occurrence or change of circumstances after the date of this Agreement as specified in the Closing Notice. For the avoidance of doubt, regardless of whether Investor elects to proceed with the Closing or terminate this Agreement, nothing herein shall affect the Investor’s rights, including its right to indemnification, resulting from (1) any failure of any Fundamental Representation to be true and correct at any time, (2) any failure of the representations or warranties to be true and correct at either the date of this Agreement or, if the Closing Notice is provided after the Initial Closing and prior to the Additional Closing, on the Initial Closing Date, (3) any failure of any other representations or warranties brought down to the applicable Closing Date under the certificate required to be delivered under Section 5.1(f) or Section 6.1(f) to be true and correct; or (4) any breach by the Company of any of its covenants or agreements under this Agreement.

Section 4.11 Further Actions. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, to vest the Stichting with full right and title of the Shares and to vest Investor with full right and title to the Depositary Receipts in respect of such Shares, each Party authorizes the officers and directors of each of Investor and the Company, in the name of their respective corporation or otherwise, to take all such lawful and necessary action to the extent consistent with the terms of this Agreement and without any further authorization or consent of the Parties to this Agreement being required.

ARTICLE V

CONDITIONS TO THE COMPANY’S AND INVESTOR’S OBLIGATIONS AT THE INITIAL CLOSING

Section 5.1 Conditions to Investor’s Obligations at the Initial Closing. The obligation of Investor to purchase the Initial Shares at the Initial Closing is subject to the fulfillment, on or prior to the Initial Closing Date, of the following conditions, unless otherwise waived in writing; provided, that in each case, such conditions will not apply to, nor take into account, such matters as are relevant solely to the Additional Transactions:

(a) Representations and Warranties.

(i) The Fundamental Representations made by the Company will be true and correct as of the date of this Agreement and as of the Initial Closing Date with the same force and effect as if made as of such date (except such representations and warranties that are made as of a specified date will be true and correct as of such specified date and except that, for purposes of this Section 5.1 only, all references in the Fundamental Representations to the “Closing” will be deemed to be to the “Initial Closing,” all references therein to the “Transactions” will be deemed to be to the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing, all references therein to the “Shares” will be deemed to be to the “Initial Shares” and all references therein to the “Transaction Documents” will be deemed to be to the “Initial Transaction Documents”).

(ii) The representations and warranties made by the Company in Schedule I that are not Fundamental Representations will be true and correct in all material respects (except for those representations and warranties qualified by “material,” “material adverse effect” or other similar qualifiers, which will be true in all respects) as of the date of this Agreement and as of the Initial Closing Date with the same force and effect as if made as of such date (except that representations and warranties that are made as of a specified date will be true and correct as of such specified date and except that, for purposes of this Section 5.1 only, all references in the such representations and warranties to the “Closing” will be deemed to be to the “Initial Closing,” all references therein to the “Transactions” will be deemed to be to the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing, all references therein to the “Shares” will be deemed to be to the “Initial Shares” and all references therein to the “Transaction Documents” will be deemed to be to the “Initial Transaction Documents”); provided, that for purposes of this Section 5.1(a)(ii) only, the term “in all material respects” shall have the meaning set forth in the definition of “material” or “material adverse effect” as defined in Annex A to this Agreement, provided that clause (i) of such definition shall instead read for such purpose only “(i) be material (as such term is understood without reference to this definition) to the Company and would require disclosure by the Company in an SEC Document or an AFM Document heretofore or hereafter by the Company or….”

(b) Performance of Obligations. The Company will have performed, complied with and satisfied in all material respects all covenants, agreements, obligations and conditions under this Agreement that are required to be performed, complied with or satisfied by it on or before the Initial Closing.

(c) Antitrust Matters. Any waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing will have expired or will have been terminated and no investigation or inquiry under any Antitrust Law of the transactions contemplated by this Agreement or the Transaction Documents shall be pending.

(d) Consents and Waivers. The Company and Investor will have obtained any and all approvals, consents, clearances and waivers of any Governmental Entity necessary or appropriate for consummation of the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing, including any authorizations, approvals, clearances or permits of any Governmental Entity that are required in connection with the lawful issuance and sale of the Initial Shares, and such approvals, consents, clearances and waivers will be in effect, and neither revoked nor expired, as of the Initial Closing.

(e) Third-Party Consents. The Company will have obtained any and all non-Governmental Entity third-party consents necessary or appropriate for consummation of the Transactions.

(f) Compliance Certificate. At the Initial Closing, the Company will deliver to Investor a certificate, dated as of the Initial Closing Date and signed by the Company’s Chief Executive Officer, certifying that the conditions specified in Section 5.1(a) and Section 5.1(b) have been fulfilled; provided, that such certification as to the conditions specified in Section 5.1(a) may be qualified to the extent that the Company has delivered a Closing Notice to Investor prior to the Initial Closing in accordance with Section 4.10 and Investor has elected to proceed with the Initial Closing under Section 4.10(b)(A).

(g) Secretary’s Certificate. At the Initial Closing, the Company will deliver to Investor a certificate, dated as of the Initial Closing Date and signed by the Company’s Secretary, certifying that the resolutions of the Board of Management and Supervisory Board attached to such certificate, which approve this Agreement, the Transaction Documents to be executed and delivered under this Agreement at or prior to the Initial Closing and the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing, including the issuance of the Initial Shares, are true, correct and complete and have not been amended since the date such resolutions were passed.

(h) No Violation or Pending Claim. No Law will have been enacted or exist (that has not been repealed or otherwise rendered ineffective or inapplicable) that would prohibit the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing or the consummation of the Initial Closing. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity preventing the consummation of the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing will be in effect, nor will any action have been taken by any Governmental Entity seeking any of the foregoing that remains pending. No Legal Proceeding will have been instituted or threatened in writing against the Company, Investor or any of its Affiliates by any shareholder of the Company with respect to the Agreement or the Transactions.

(i) No Material Adverse Effect. There will not have been, as of the Initial Closing, any Material Adverse Effect.

(j) Transaction Documents. The Company will have executed and delivered to Investor this Agreement and all other Initial Transaction Documents to which it is a party.

Section 5.2 Conditions to the Company’s Obligations at the Initial Closing. The obligations of the Company under this Agreement are subject to the fulfillment, on or prior to the Initial Closing, of the following conditions, unless otherwise waived in writing; provided, that in each case, such conditions will not apply to, nor take into account, such matters as are relevant solely to the Additional Transactions:

(a) Representations and Warranties. Each of the representations and warranties made by Investor in Schedule II will be true and correct in all material respects (except for those representations and warranties qualified by “material,” “material adverse effect” or other similar qualifiers, which will be true in all respects) as of the date of this Agreement and as of the Initial Closing Date with the same force and effect as if made as of such date (except that representations and warranties that are made as of a specified date will be true and correct as of such specified date and except that, for purposes of this Section 5.2 only, all references in such representations and warranties to the “Closing” will be deemed to be to the “Initial Closing,” all references therein to the “Transactions” will be deemed to be to the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing, all references therein to the “Shares” will be deemed to be to the “Initial Shares” and all references therein to the “Transaction Documents” will be deemed to be to the “Initial Transaction Documents”).

(b) Payment of Purchase Price. Investor will have delivered to the Company the Initial Shares Price.

(c) Performance of Obligations. Investor will have performed, complied with and satisfied all covenants, agreements, obligations and conditions in all material respects under this Agreement that are required to be performed, complied with or satisfied by it on or before the Initial Closing.

(d) Antitrust Matters. Any waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing will have expired or will have been terminated and no investigation or inquiry under any Antitrust Law of the transactions contemplated by this Agreement or the Transaction Documents shall be pending.

(e) Consents and Waivers. The Company and Investor will have obtained any and all approvals, consents, clearances and waivers of any Governmental Entity necessary or appropriate for consummation of the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing, including any authorizations, approvals, clearances or permits of any Governmental Entity that are required in connection with the lawful issuance and sale of the Initial Shares, and such approvals, consents, clearances and waivers will be in effect, and neither revoked nor expired, as of the Initial Closing.

(f) No Violation. No Law will have been enacted or exist (that has not been repealed or otherwise rendered ineffective or inapplicable) that would prohibit the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing or the consummation of the Initial Closing. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity preventing the consummation of the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing will be in effect, nor will any action have been taken by any Governmental Entity seeking any of the foregoing that remains pending.

(g) Transaction Documents. Investor will have executed and delivered to the Company this Agreement and all other Transaction Documents to be executed and delivered under this Agreement at or prior to the Initial Closing to which it is a party.

ARTICLE VI

CONDITIONS TO THE COMPANY’S AND INVESTOR’S OBLIGATIONS AT THE ADDITIONAL CLOSING

Section 6.1 Conditions to Investor’s Obligations at the Additional Closing. The obligation of Investor to purchase the Additional Shares at the Additional Closing is subject to the fulfillment, on or prior to the Additional Closing Date, of the following conditions, unless otherwise waived in writing; provided, that in each case, such conditions will not apply to, nor take into account, such matters as are relevant solely to the Initial Transactions:

(a) Representations and Warranties.

(i) The Fundamental Representations made by the Company will be true and correct as of the date of this Agreement and as of the Additional Closing Date with the same force and effect as if made as of such date (except such representations and warranties that are made as of a specified date will be true and correct as of such specified date and except that, for purposes of this Section 6.1 only, all references in the Fundamental Representations to the “Closing” will be deemed to be to the “Additional Closing,” all references therein to the “Transactions” will be deemed to be to the transactions contemplated by this Agreement to be consummated at or prior to the Additional Closing, all references therein to the “Shares” will be deemed to be to the “Additional Shares” and all references therein to the “Transaction Documents” will be deemed to be to the “Additional Transaction Documents”).

(ii) The other representations and warranties made by the Company in Schedule I that are not Fundamental Representations will be true and correct in all material respects (except for those representations and warranties qualified by “material,” “material adverse effect” or other similar qualifiers, which will be true in all respects) as of the date of this Agreement and as of the Additional Closing Date with the same force and effect as if made as of such date (except that representations and warranties that are made as of a specified date will be true and correct as of such specified date and except that, for purposes of this Section 6.1 only, all references in such representations and warranties to the “Closing” will be deemed to be to the “Additional Closing.” all references therein to the “Transactions” will be deemed to be to the transactions contemplated by this Agreement to be consummated at or prior to the Additional Closing, all references therein to the “Shares” will be deemed to be to the “Additional Shares” and all references therein to the “Transaction Documents” will be deemed to be to the “Additional Transaction Documents”); provided, that for purposes of this Section 6.1(a)(ii) only, the term “in all material respects” shall have the meaning set forth in the definition of “material” or “material adverse effect” as defined in Annex A to this Agreement, provided that clause (i) of such definition shall instead read for such purpose only “(i) be material (as such term is understood without reference to this definition) to the Company and would require disclosure by the Company in an SEC Document or an AFM Document heretofore or hereafter by the Company or….”

(b) Performance of Obligations. The Company will have performed, complied with and satisfied in all material respects all covenants, agreements, obligations and conditions under this Agreement that are required to be performed, complied with or satisfied by it on or before the Additional Closing.

(c) Antitrust Matters. Any waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the transactions contemplated by this Agreement to be consummated at or prior to the Additional Closing will have expired or will have been terminated and no investigation or inquiry under any Antitrust Law of the transactions contemplated by this Agreement or the Transaction Documents shall be pending.

(d) Consents and Waivers. The Company and Investor will have obtained any and all approvals, consents, clearances and waivers of any Governmental Entity necessary or appropriate for consummation of the Transactions, including any authorizations, approvals, clearances or permits of any Governmental Entity that are required in connection with the lawful issuance and sale of the Additional Shares, and such approvals, consents, clearances and waivers will be in effect, and neither revoked nor expired, as of the Additional Closing.

(e) Third-Party Consents. The Company will have obtained any and all third-party consents necessary or appropriate for consummation of the Transactions

(f) Compliance Certificate. At the Additional Closing, the Company will deliver to Investor a certificate, dated as of the Additional Closing Date and signed by the Company’s Chief Executive Officer, certifying that the conditions specified in Section 6.1(a) and Section 6.1(b) have been fulfilled; provided, that such certification as to the conditions specified in Section 6.1(a) may be qualified to the extent that the Company has delivered a Closing Notice to Investor prior to the Additional Closing in accordance with Section 4.10 and Investor has elected to proceed with the Additional Closing under Section 4.10(b)(A).

(g) Secretary’s Certificate. At the Additional Closing, the Company will deliver to Investor a certificate, dated as of the Additional Closing Date and signed by the Company’s Secretary, certifying that the resolutions of the Board of Management and

Supervisory Board approving this Agreement, the Transaction Documents and the Transactions, including the issuance of the Additional Shares, are true, correct and complete and have not been amended since the date such resolutions were passed.

(h) No Violation. No Law will have been enacted or exist (that has not been repealed or otherwise rendered ineffective or inapplicable) that would prohibit the Transactions or the consummation of the Additional Closing. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity preventing the consummation of the Transactions will be in effect, nor will any action have been taken by any Governmental Entity seeking any of the foregoing that remains pending.

(i) No Material Adverse Effect. There will not have been, as of the Additional Closing, any Material Adverse Effect.

(j) Transaction Documents. The Company will have executed and delivered to Investor this Agreement and all other Transaction Documents to which it is a party.

(k) Shareholder Approval. The Resolutions will have been adopted in the EGM.

Section 6.2 Conditions to the Company’s Obligations at the Additional Closing. The obligations of the Company under this Agreement are subject to the fulfillment, to the satisfaction of the Company on or prior to the Additional Closing, of the following conditions, unless otherwise waived in writing; provided, that in each case, such conditions will not apply to, nor take into account, such matters as are relevant solely to the Initial Transactions:

(a) Representations and Warranties. Each of the other representations and warranties made by Investor in Schedule II will be true and correct in all material respects (except for those representations and warranties qualified by “material,” “material adverse effect” or other similar qualifiers, which will be true in all respects) as of the date of this Agreement and as of the Additional Closing Date with the same force and effect as if made as of such date (except that representations and warranties that are made as of a specified date will be true and correct as of such specified date and except that, for purposes of this Section 6.2 only, all references in the such representations and warranties to the “Closing” will be deemed to be to the “Additional Closing,” all references therein to the “Transactions” will be deemed to be to the transactions contemplated by this Agreement to be consummated at or prior to the Additional Closing, all references therein to the “Shares” will be deemed to be to the “Additional Shares” and all references therein to the “Transaction Documents” will be deemed to be to the “Additional Transaction Documents”).

(b) Payment of Purchase Price. Investor will have delivered to the Company the Additional Shares Price.

(c) Performance of Obligations. Investor will have performed, complied with and satisfied all covenants, agreements, obligations and conditions in all material respects under this Agreement that are required to be performed, complied with or satisfied by it on or before the Additional Closing.

(d) Antitrust Matters. Any waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the Transactions will have expired or will have been terminated and no investigation or inquiry under any Antitrust Law of the transactions contemplated by this Agreement or the Transaction Documents shall be pending.

(e) Consents and Waivers. The Company and Investor will have obtained any and all approvals, consents, clearances and waivers of any Governmental Entity necessary or appropriate for consummation of the Transactions, including any authorizations, approvals, clearances or permits of any Governmental Entity that are required in connection with the lawful issuance and sale of the Additional Shares, and such approvals, consents, clearances and waivers will be in effect, and neither revoked nor expired, as of the Additional Closing.

(f) No Violation. No Law will have been enacted or exist that would prohibit the Transactions or the consummation of the Additional Closing. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity preventing the consummation of the Transactions will be in effect, nor will any action have been taken by any Governmental Entity seeking any of the foregoing that remains pending.

(g) Transaction Documents. Investor will have executed and delivered to the Company this Agreement and all other Transaction Documents to be executed and delivered under this Agreement at or prior to the Additional Closing to which it is a party.

(h) Shareholder Approval. The Resolutions (1)(a) and (b) and (2)(a) through (e) will have been adopted in the EGM.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations. The Post-Closing Covenants will survive the Closing Dates in accordance with their terms. The representations and warranties of the Company contained in this Agreement will survive and continue until the date that is the later of (a) twelve (12) months after the Additional Closing Date (or if this Agreement is terminated prior to the Additional Closing pursuant to Section 8.2, twelve (12) months after the Initial Closing) and (b) sixty (60) days following the date upon which the Company files its Annual Report on Form 20-F, including audited consolidated financial statements, for its year ended December 31, 2013 with the SEC (the “General Expiration Date”), except that (i) IP Representations will survive and continue until the date that is thirty-six (36) months from the Additional Closing Date (or if this Agreement is terminated prior to the Additional Closing pursuant to Section 8.2, the Initial Closing Date) (the “IP Expiration Date”), (ii) Fundamental Representations and any claim of fraud or intentional misrepresentation with respect to this Agreement will survive indefinitely and (iii) if, in accordance with this Article VII, (A) any claims for indemnification under this Article VII (each such claim, an “Indemnification Claim”) arising from any failure of the representations and warranties to be true and correct or any breach of any representations and warranties other than IP Representations or Fundamental Representations are asserted prior to the General Expiration Date, (B) any Indemnification Claims arising from any failure of the representations and warranties to be true and correct or any breach of any IP Representations are asserted prior to the IP Expiration Date or (C) any Indemnification Claims arising from any failure of the representations and warranties to be true and correct or any breach of any Fundamental Representations or from any breach of any Post-Closing Covenant or any claims of fraud or intentional misrepresentation are asserted at any time after the date hereof (but in the case of any Post-Closing Covenant, prior to the expiration, if any, of such Post-Closing Covenant in accordance with its terms), such Indemnification Claims will continue until the final amount of recoverable Losses are determined by final agreement, settlement, judgment or award binding on the Company and Investor in accordance with this Article VII.

Section 7.2 Indemnification.

(a) Subject to the provisions of this Article VII, and subject to Section 4.10(b), the Company will indemnify and hold harmless Investor and each of its Affiliates and Representatives (collectively, the “Indemnitees”) from any and all Losses that any Indemnitee may suffer or incur as a result of or relating to (i) any failure of the representations and warranties made by the Company in this Agreement to be true and correct, (ii) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement, (iii) any failure of any certificate delivered pursuant to Section 5.1(f) or Section 6.1(f) of this Agreement to be true and correct or (iv) any Legal Proceeding, claim or allegation (including by any shareholder or shareholders of the Company) alleging any facts which, if proven to be true, would constitute a failure of any Fundamental Representation to be true and correct or any breach of any Fundamental Representation.

(b) If Investor becomes aware of a third-party Legal Proceeding against any Indemnitee that Investor believes, in good faith, may result in an Indemnification Claim, Investor will promptly notify the Company of such Legal Proceeding, provided that any failure to provide such notice shall not relieve the Company from its obligations under this Article VII except to the extent that the Company is materially prejudiced thereby. Investor will conduct the defense of such Legal Proceeding and will, to the extent reasonably requested by the Company from time to time, give updates as to the status of such Legal Proceeding, and the Company will be entitled to participate in any such defense at its sole cost and expense and will provide reasonable assistance to the Indemnitee in the defense of the Legal Proceeding. Investor may agree to any settlement or compromise of any such Legal Proceeding in its sole discretion, so long as such settlement or compromise (i) does not obligate the Company to take or refrain from taking any action and (ii) provides for a complete release of the Company by such third party. In all other events, Investor will seek the consent of the Company in connection with Investor’s agreement to any settlement or compromise of any such Legal Proceeding, which consent will not be unreasonably withheld or delayed by the Company.

Section 7.3 Limitations.

(a) Notwithstanding anything to the contrary in this Agreement, the Company’s liability for any Indemnification Claim based on any failure of any representations or warranties to be true and correct or any breach of any representations or warranties of the Company (other than Fundamental Representations) will not exceed thirty percent (30%) of the sum of the Aggregate Investor Commitment. The Company’s liability for any Indemnification

Claim based on the Fundamental Representations (including any indemnity under Section 7.2(a)(iii)), fraud or intentional misrepresentation or any breach of the Company’s covenants or agreements in this Agreement is not limited.

(b) Except as otherwise provided herein or in the case of fraud or willful misconduct, Investor acknowledges and agrees that, in the event that the Initial Closing and/or the Additional Closing occurs, the remedies provided for in this Article VII shall be Investor’s sole and exclusive remedies for monetary damages for any failure of the representations and warranties to be true and correct or any breach of the representations and warranties contained in this Agreement.

Section 7.4 No Effect.

(a) Except as provided in Section 4.10(b), an Indemnitee’s right to indemnification under this Article VII based on any failure of the representations and warranties to be true and correct or any breach of any representation or warranty, including any Fundamental Representation, will not be diminished or otherwise affected in any way as a result of such Indemnitee’s knowledge of such breach or such failure to be true and correct, regardless of whether such knowledge exists as a result of the Indemnitee’s investigation or as a result of disclosure by the Company or any of its Subsidiaries.

(b) Except as provided in Section 4.10(b)(A), the waiver of any condition to a Closing based upon the truth and correctness of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations and warranties (including Fundamental Representations), covenants and agreements.

ARTICLE VIII

TERMINATION

Section 8.1 Termination Prior to Initial Closing. At any time prior to the Initial Closing, this Agreement may be terminated by written notice:

(a) by either Investor or the Company, if the Initial Closing has not occurred by April 15, 2013 or such other date that Investor and the Company may agree upon in writing (the “Termination Date”); provided, however, that (i) the right to terminate this Agreement under this Section 8.1(a) will not be available to the Company if a breach of this Agreement by the Company has resulted in the failure of the Initial Closing to occur on or before the Termination Date and (ii) the right to terminate this Agreement under this Section 8.1(a) will not be available to Investor if a breach of this Agreement by Investor has resulted in the failure of the Initial Closing to occur on or before the Termination Date;

(b) by either Investor or the Company, if any court of competent jurisdiction or other Governmental Entity will have issued a final order, decree, or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Initial Closing and such order, decree, ruling or other action is or will have become final and nonappealable;

(c) by Investor, if (i) the Company will have breached any representation, warranty, covenant or agreement contained herein such that the conditions to the Initial Closing in Section 5.1 would not be then met and such breach will not have been cured within ten (10) days after receipt by the Company of written notice of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such ten (10)-day period and at or prior to the Initial Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 to be satisfied, or (ii) any representation and warranty of the Company under this Agreement would not be true and correct, such that the conditions to the Initial Closing set forth in Section 5.1 would not be met on the date that the Specified Initial Closing Conditions are met and failure will not have been cured within ten (10) days after receipt by the Company of written notice of such failure (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such ten (10)-day period and at or prior to the Initial Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 to be satisfied; or (iii) the Company has delivered a Closing Notice;

(d) by the Company, if Investor will have breached any representation, warranty, covenant or agreement contained herein such that the conditions to the Initial Closing set forth in Section 5.2 would not be met and such breach will not have been cured within ten (10) days after receipt by Investor of written notice of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such ten (10)-day period and at or prior to the Initial Closing, such breach would result in the failure of any of the conditions set forth in Section 5.2 to be satisfied;

(e) by Investor, if between the date of this Agreement and the Initial Closing, there will have occurred or exist any Material Adverse Effect; or

(f) by Investor, if between the date of this Agreement and the Initial Closing, there will have occurred or exist any Extraordinary Corporate Event.

Section 8.2 Termination Prior to Additional Closing. At any time following the Initial Closing and prior to the Additional Closing, this Agreement may be terminated by written notice:

(a) by either Investor or the Company, if the Additional Closing has not occurred by the Termination Date; provided, however, that (i) the right to terminate this Agreement under this Section 8.2(a) will not be available to the Company if a breach of this Agreement by the Company has resulted in the failure of the Additional Closing to occur on or before the Termination Date and (ii) the right to terminate this Agreement under this Section 8.2(a) will not be available to Investor if a breach of this Agreement by Investor has resulted in the failure of the Additional Closing to occur on or before the Termination Date;

(b) by either Investor or the Company, if (i) any court of competent jurisdiction or other Governmental Entity will have issued a final order, decree, or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Additional Closing and such order, decree, ruling or other action is or will have become final and nonappealable or (ii) the Resolutions are not approved at the EGM; provided, however, that the right to terminate this Agreement under clause (ii) will not be available to the Company if such failure of the Resolutions to be approved at the EGM results from a violation of the Company’s covenants and agreements in this Agreement;

(c) by Investor, if (i) the Company will have breached any representation, warranty, covenant or agreement contained herein such that the conditions to Additional Closing in Section 6.1 would not be then met and such breach will not have been cured within ten (10) days after receipt by the Company of written notice of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such ten (10)-day period and at or prior to the Additional Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 to be satisfied, or (ii) any representation and warranty of the Company under this Agreement would not be true and correct, such that the conditions to the Additional Closing set forth in Section 6.1 would not be met on the date that the Specified Additional Closing Conditions are met and failure will not have been cured within ten (10) days after receipt by the Company of written notice of such failure (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such ten (10)-day period and at or prior to the Additional Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 to be satisfied; or (iii) the Company has delivered a Closing Notice (other than a Closing Notice provided prior to the Initial Closing (if the Initial Closing has at that time already occurred) and which was the subject of an election by Investor to consummate the Initial Closing pursuant to Section 4.10(b)(A));

(d) by the Company, if Investor will have breached any representation, warranty, covenant or agreement contained herein such that the conditions to the Additional Closing set forth in Section 6.2 would not be met and such breach will not have been cured within ten (10) days after receipt by Investor of written notice of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such ten (10)-day period and at or prior to the Additional Closing, such breach would result in the failure of any of the conditions set forth in Section 6.2 to be satisfied; or

(e) by Investor, if between the Initial Closing and the Additional Closing, there will have occurred or exist any Material Adverse Effect; or

(f) by Investor, if between the Initial Closing and the Additional Closing, there will have occurred or exist any Extraordinary Corporate Event.

Section 8.3 Effect of Termination; Survival.

(a) Except as provided in this Section 8.3, this Agreement will forthwith become void and there will be no liability or obligation on the part of Investor, the Company or their respective officers, directors, shareholders, Affiliates or Representatives in the event of termination of this Agreement as provided in Section 8.1 or Section 8.2; provided, however, that (a) in the event of termination of this Agreement under Section 8.1, the provisions of this Section 8.3, Section 4.9 (Confidentiality), Section 4.10 (Notice of Certain Events), Article VII (Indemnification) and Article IX (Miscellaneous) will remain in full force and effect and survive any termination of this Agreement and (b) in the event of termination of this Agreement under Section 8.2, the provisions of this Section 8.3, Article II (Representations and Warranties of the Company) (other than the representations and warranties regarding the Additional Closing and the Additional Shares), Article III (Representations and Warranties of Investor), Section 4.1 (Other Investor Offers), Section 4.2 (Use of Proceeds), Section 4.3 (Admission to Listing and Trading; Prospectus), Section 4.8 (Reasonable Efforts), Section 4.9 (Confidentiality), Section 4.10 (Notice of Certain Events), and Section 4.11( Further Actions), Article VII (Indemnification) and Article IX (Miscellaneous) will remain in full force and effect and survive any termination of this Agreement and (b) nothing herein will relieve any Party from liability in connection with any breach of such Party’s representations, warranties, covenants or agreements contained herein. For the avoidance of doubt, if Investor terminates this Agreement pursuant to Section 8.1(c)(iii) or Section 8.2(c)(iii), Investor’s right to indemnification shall be subject to Section 4.10(b).

(b) In the event Investor terminates this Agreement pursuant to Section 8.1(e) prior to the Initial Closing or Section 8.2(e) prior to the Additional Closing, Investor will pay to the Company the Termination Expense Payment within ten (10) Business Days of such notice of termination by Investor.

(c) In the event Investor terminates this Agreement pursuant to Section 8.1(f) prior to the Initial Closing or Section 8.2(f) prior to the Additional Closing, the Company will pay Investor the Termination Fee within ten (10) Business Days of such notice of termination by Investor.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices and other communications hereunder will be in writing and will be deemed duly given or delivered (a) on the date of delivery if delivered personally, (b) upon electronic confirmation of receipt by facsimile if by facsimile, but if not transmitted on a Business Day, the first Business Day following transmission; provided, that a copy of such notice or other communication is promptly mailed by registered or certified mail, return receipt requested, postage prepaid, following the transmission of such facsimile, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second Business Day following the date of dispatch), (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (e) on the date of transmission if by e-mail, but if not transmitted on a Business Day, the first Business Day following transmission; provided, that a copy of such notice or other communication is promptly confirmed following the transmission of such e-mail. All notices hereunder will be delivered to the addresses set forth below (or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner described herein):

(a)	If to Investor:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California 95054

USA

Attn: Intel Capital, General Counsel

Fax: +1 (408) 653-9098

Email: marty.m.linne@intel.com

with a copy to

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California 94304

USA

Attn: Russell C. Hansen

Fax: +1 650-849-5083

Email: RHansen@gibsondunn.com

and

NautaDutilh N.V.

Strawinskylaan 1999

1077 XV Amsterdam

The Netherlands

Attn: Gaike Dalenoord

Fax: +31 20 71 71 327

Email: Gaike.Dalenoord@nautadutilh.com

(b)	If to the Company:

ASML Netherlands B.V.

De Run 6501, 5504 DR Veldhoven

PO Box 324, 5500 AH Veldhoven

The Netherlands

Attn: General Counsel

Fax: + 31 40 268 4888

Email: robert.roelofs@asml.com

with a copy to

De Brauw Blackstone Westbroek N.V.

Claude Debussylaan 80

1070 AB Amsterdam

The Netherlands

Attn: Martin van Olffen

Fax: +31 20 577 1775

Email: martin.vanolffen@debrauw.com

Section 9.2 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their successors and assigns, any rights or remedies under or by reason of this Agreement.

Section 9.3 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and supersede any and all prior understandings and agreements, whether oral or written, between or among the Parties with respect to the specific subject matter hereof; provided, however, that nothing in this Agreement will be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Company and Investor prior to or on the date hereof, which agreements will continue in full force and effect until terminated in accordance with their respective terms. Without limiting the foregoing, the Parties agree that any “standstill” agreement (other than as provided in the Shareholder Agreement) between the Parties will terminate upon the Initial Closing Date if not previously terminated or expired by its terms.

Section 9.4 Assignment; Successors. This Agreement may not be assigned by operation of Law or otherwise; provided, however, that Investor may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly-owned Subsidiary of Investor (an “Investor Designee”), and references to Investor herein shall refer to such Investor Designee, but no such assignment will relieve Investor of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment of this Agreement in contravention of this Section 9.4 will be null and void and of no force or effect. Subject to the preceding sentences of this Section 9.4, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.6 Amendments and Modifications. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by a duly authorized officer of each of the Parties.

Section 9.7 Interpretation; References.Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Annex A to this Agreement. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, Annexes, Exhibits and Schedules are references to Sections, Annexes, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “hereby”, “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” will, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section, clause or paragraph hereof. Reference to writing or similar expressions includes transmission by facsimile or electronic means. Unless otherwise expressly stated, all amounts and payments under this Agreement will mean and be made in Euro (€). The words “include” or “including” mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” will not be deemed to set forth an exhaustive list. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

Section 9.8 No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation, drafting and execution of this Agreement. Therefore, the Parties hereby waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document, and if any issue arises at any time as to the meaning, intent or interpretation of any provision of this Agreement, no presumption or burden of proof will arise in favor of or against any Party solely as a result of the authorship of any provision of this Agreement.

Section 9.9 Civil Law Notary. With reference to the Rules of Professional Conduct (Verordening beroeps en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie), all Parties expressly agree that (a) De Brauw Blackstone Westbroek N.V. acts as counsel to the Company in connection with, or acts as counsel for or on behalf of the Company in the event of any dispute relating to, this Agreement and any of the other Transaction Documents and (b) the Civil Law Notary executes any of the Transaction Documents or associated deeds even though he works at De Brauw Blackstone Westbroek N.V. as civil law notary.

Section 9.10 No Rescission. The Parties waive their rights, if any, to in whole or in part annul, rescind or dissolve this Agreement, except any such right that may exist as a result of a breach of a Fundamental Representation; provided, however, that nothing in this Section 9.10 will affect any right of Investor to indemnification for any breach of a Fundamental Representation pursuant to Article VII.

Section 9.11 Specific Performance. The Parties agree (a) that the Shares are a unique asset, that any breach of this Agreement by a Party or any of its Affiliates would cause substantial and irreparable injury to the other Party and that money damages would not be a sufficient remedy for an actual or threatened breach of this Agreement, (b) that, in addition to all other remedies available at Law or equity, such other Party will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach, without proof of actual damages, and (c) to waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 9.12 Remedies Cumulative. In the event of a breach of this Agreement by any of the Parties, the other Party will be entitled to claim for damages (subject to Section 7.3) and/or specific performance. Except as otherwise limited by this Agreement, the rights and remedies of the Parties hereunder are independent, cumulative and in addition, and without prejudice, to any rights or remedies which they would otherwise have hereunder.

Section 9.13 Waivers.

(a) No failure or delay of a Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any waiver on the part of any Party will be valid only if set forth in a written instrument executed and delivered by such Party.

(b) Notwithstanding anything to the contrary in this Agreement, no Party shall, in any event, be liable to any other Party for any punitive damages of such other Party other than those sought or recovered by a third party from such other Party.

Section 9.14 Governing Law. This Agreement will be interpreted, construed and governed by and any disputes, claims, controversies or other Legal Proceedings arising out of, in connection with or relating to this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation or termination, shall be resolved in accordance with the laws of the state of New York without regard to its conflicts of laws rules (other than Section 5-1401 of the General Obligations Law of the State of New York).

Section 9.15 Dispute Resolution; Jurisdiction; Jury Trial Waiver.

(a) Any disputes, claims, controversies or other Legal Proceedings arising out of, in connection with or relating to this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation or the transactions contemplated by this Agreement shall be brought in any state or federal court sitting in the State of New York, County of New York, including the federal district court for the Southern District of New York. Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the State of New York, County of New York, including the federal district court for the Southern District of New York, in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such Legal Proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each of the Parties irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Parties acknowledge that they have consulted with legal counsel regarding this Section 9.15 and that they have freely and voluntarily entered into it.

(b) For the avoidance of doubt, nothing in this Section 9.15 will limit the ability of either Party to intervene or participate in any way in any Legal Proceeding initiated by third parties relating to this Agreement or the transactions contemplated hereby that may be brought in a court or other legal forum. Any such intervention or participation shall not constitute a waiver of the Party’s rights under this Section 9.15.

Section 9.16 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement, the other Transaction Documents and the Transactions will be paid by the Party incurring such fees or expenses, whether or not such Transactions are consummated. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by any other Party.

Section 9.17 Attorneys’ Fees. Notwithstanding the foregoing, in the event that any Legal Proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing Party will recover all of such Party’s costs and attorneys’ fees incurred in each such Legal Proceeding, including any and all appeals or petitions therefrom.

Section 9.18 Language. The language of this Agreement is English, which is to be the official language of this Agreement’s text and interpretation, and all notices to be given in connection with this Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement must be in English or accompanied by a certified English translation, in which case the English translation prevails unless the document or communication is a statutory or other official document or communication.

Section 9.19 Further Assurances. Each party shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as any other party hereto may from time to time reasonably require, whether at or after the Initial Closing or the Additional Closing or otherwise, for the purpose of giving to such other party the full benefit of all of the provisions of this Agreement.

Section 9.20 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. Delivery of a counterpart of this Agreement by e-mail attachment or fax shall be an effective mode of delivery.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year herein above first written:

Intel Corporation	ASML Holding N.V.

/s/ Brian M. Krzanich	/s/ Eric Meurice
Brian M. Krzanich	Eric Meurice
Senior Vice President, Chief Operating Officer	Chief Executive Officer, Chairman of Management Board

/s/ Peter Wennink
Peter Wennink
Chief Financial Officer, Member of the Management Board

ANNEX A

CERTAIN DEFINITIONS

For the purposes of this Agreement, the following capitalized terms will have the meanings set forth below (which will apply equally to both the singular and plural forms of such terms):

“Additional Closing” has the meaning set forth in Section 1.2(b).

“Additional Closing Date” has the meaning set forth in Section 1.2(b).

“Additional Shares” means that number of Ordinary Shares equal to (a) fifteen percent (15%) of the Pre-Closing Reference Shares minus (b) the Initial Shares validly issued to the Stichting by way of administration (ten titel van beheer)

“Additional Shares Price” has the meaning set forth in Section 1.1(b).

“Additional Transaction Documents” means the Deeds of Issue for the issuance of the Additional Shares, and each of the other agreements, certificates, documents and instruments contemplated hereby for the Additional Closing and thereby, including all Annexes, Exhibits and Schedules thereto.

“Additional Transactions” means the issuance of the Additional Shares, the payment therefore, all other transactions contemplated by the Transaction Documents to be consummated in connection with the sale and issuance of the Additional Shares at or prior to the Additional Closing, and the Synthetic Buyback.

“Affiliate” means, with respect to any Person, any corporation, partnership, or other business or legal entity that, directly or indirectly, controls, is controlled by, or is under common control with such Person. The term “control” means, for purposes of this definition, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by Contract. Control will be presumed if one entity owns, either of record or beneficially, fifty percent (50%) or more of the capital stock or share capital entitled to vote for the election of directors of the entity or fifty percent (50%) or more of equity or voting interest of the entity.

“AFM” has the meaning set forth in Section 4.3(a).

“AFM Documents” mean all reports, schedules, forms, notifications, filings, prospectuses and other documents (all of the foregoing and all exhibits included therein and any financial statements, financial information and documents included or incorporated by reference therein) filed with or furnished to (as applicable) the AFM by the Company, or otherwise publicly disclosed by the Company, under Applicable Laws of the Netherlands.

“Aggregate Investor Commitment” means the sum of (i) the total amount of Partner Funding (as such term is defined in the NRE Funding Agreements) paid by Investor or which

Investor is obligated to pay under the NRE Funding Agreement, (ii) the Initial Shares Price and (iii) if the Additional Closing has occurred, the Additional Shares Price.

“Agreement” has the meaning set forth in the Preamble.

“Amsterdam Shares” means the registered Ordinary Shares of the Company issued through the Amsterdam register.

“Antitrust Division” has the meaning set forth in Section 4.8(b).

“Antitrust Laws” means any antitrust, competition, trade regulation or merger control Law.

“Applicable Law” means, with respect to any Person, any Law existing as of the date hereof or as of the Closing applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

“Applicable Lookback Period” means (i) with respect to the Initial Closing, the five (5) consecutive trading days immediately preceding the date upon which all of the Specified Initial Closing Conditions have been satisfied or (ii) with respect to an Additional Closing, the period of five (5) consecutive trading days immediately preceding the date upon which all of the Specified Additional Closing Conditions have been satisfied.

“Articles of Association” means the Articles of Association of the Company.

“Articles Amendment” means the Amendment to the articles of association in the form attached as Exhibit E to this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 1.6(a) of Schedule I.

“Board of Management” means the Board of Management of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York or Amsterdam, The Netherlands.

“Buyback Program” means the Company’s repurchase of Ordinary Shares, the grant of authority for which was announced by the Company in its press release, dated April 25, 2012 and as further disclosed in its SEC Documents.

“Change of Control” means any transaction or series of transactions (whether structured as a stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of equity interests or other similar transaction or otherwise) that results directly or indirectly, in the shareholders of the Person immediately prior to such transaction or transactions ceasing to be entitled to exercise at least fifty per cent (50%) of the voting power of the shareholders of the Person as of result of such transaction or series of transactions.

“Civil Law Notary” means any civil law notary (notaris) of De Brauw Blackstone Westbroek N.V.

“Class M Shares” means the Class M ordinary shares of the Company issuable on the terms set forth in the Articles Amendment.

“Closing” means each of the Initial Closing and the Additional Closing, as applicable.

“Closing Notice” has the meaning set forth in Section 4.10(a).

“Commercial Agreement” means the Commercial Agreement entered into by the Parties or their Affiliates simultaneously herewith, to be effective upon the Initial Closing.

“Company” has the meaning set forth in the Preamble.

“Company Contract” means a Contract to which the Company or any of its Subsidiaries is a party or to which it or its respective assets are bound.

“Company Organizational Documents” means the currently effective articles of association, board rules, governance policies and codes of conduct of the Company.

“Company Plans” has the meaning set forth in Section 4.7(a)(i).

“Contract” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Damages” means any losses, liabilities, obligations, claims, contingencies, diminution in value of Indemnitee’s rights or property (including the Shares), impairment of rights to enjoy or realize appreciation in value of Indemnitee’s rights or property (including the Shares), direct or indirect damages, consequential or incidental damages, costs and expenses (including Taxes), including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation and defense thereof.

“Deeds of Issue” means the deeds of issue for the Initial Shares and the Additional Shares, substantially in the form attached hereto as Exhibit A.

“Depositary Receipts” means the depositary receipts issued by the Stichting to Investor (or its Investor Designee) corresponding with any Ordinary Shares held by the Stichting by way of administration (ten titel van beheer)

“EGM” has the meaning set forth in Section 4.5(a).

“EGM Materials” has the meaning set forth in Section 4.5(a).

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, attachment, usufruct, mortgage, lien, option (including any right to acquire, right of preemption or conversion), pledge, hypothecation, security interest, title retention, easement, encroachment, right of first refusal or negotiation, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to create any of the foregoing; provided, however, that the term “Encumbrance” will not include (i) statutory liens for Taxes that are not yet delinquent and (ii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Environmental Laws” mean any and all Laws, whether civil, criminal or administrative, applicable to the Company and/or conduct of the Company’s business and which have as a purpose or effect the protection or the provision of remedies in respect of the environment including: European Community or European Union regulations, directives, decisions and recommendations; statutes and subordinate legislation; regulations, orders and ordinances; permits; codes or practice, circulars, guidance notes and the like having a binding legal effect; and judgments, notices, orders, directions, instructions or awards of any competent authority, in each case having a binding legal effect.

“Escrow Account” has the meaning set forth in Section 1.2(b).

“Escrow Agreement” has the meaning set forth in Section 1.2(b).

“Escrow Holder” has the meaning set forth in Section 1.2(b).

“Euro” means the lawful single European currency introduced on January 1, 1999 at the third stage of the European economic and monetary union.

“Euronext Amsterdam” means the stock exchange of Euronext Amsterdam by NYSE Euronext, the regulated market of Euronext Amsterdam N.V.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary Corporate Event” means any announcement or occurrence of and/or entry into a definitive agreement relating to, or any recommendation of the Supervisory Board and Board of Management for acceptance of an offer for or adoption of a resolution for any of the following (or any adverse change or withdrawal of the recommendation of the Supervisory Board and/or Board of Management to the shareholders of the Company to adopt the Resolutions in connection with any of the following), except with the prior written consent of Investor:

(i) any Change of Control of the Company;

(ii) the transfer, divestment or disposal (including by license or lease) of any business, assets or rights of the Company or its Subsidiaries representing in value at least 25% of the assets of the Company and its Subsidiaries taken as a whole or assets that generate 25% or more of the consolidated revenues of the Company and its Subsidiaries, each as determined in accordance with the most recent consolidated financial statements of the Company included in the SEC Reports filed with the SEC);

(iii) any of the matters set out in Section 2.3.3 of the Shareholder Agreement; or

(iv) the assignment or exclusive license of a significant portion of the Company’s Intellectual Property to any Person other than a Subsidiary.

“FTC” has the meaning set forth in Section 4.8(b).

“Fundamental Representations” means the representations and warranties set forth in Section 1.1 of Schedule I (Organization and Qualification), Section 1.2 of Schedule I (Capitalization; Shares), Section 1.3 of Schedule I (Authority), Section 1.4 of Schedule I (No Conflict; Required Consents and Approvals), Section 1.5 (Valid Issuance of the Shares), and Section 1.19 of Schedule I (Brokers).

“furnished to” means, with respect to the Company’s submissions to the SEC, as applicable, furnished pursuant to applicable securities Laws and publicly available on the EDGAR link at www.sec.gov, and with respect to the Company’s submissions to the AFM, provided and publicly available at the “professionals/registers” section on the AFM website at www.afm.nl.

“General Expiration Date” has the meaning set forth in Section 7.1.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury) in any jurisdiction.

“Hazardous Material” means any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to any human or other living organism or the environment including any flammable explosives, petroleum products, petroleum by-products, radioactive materials, biological agents, hazardous wastes, hazardous substances and toxic substances.

“Health and Safety Laws” means any and all Laws, whether civil, criminal or administrative, applicable to the Company and/or the Company’s business concerning health and safety matters and all and any regulations or orders made or issued under any such legislation and any relevant codes of practice, guidance notes and the like issued by government agencies, in each case having a binding legal effect.

“HSR Act” has the meaning set forth in Section 1.4(b) of Schedule I.

“IFRS” has the meaning set forth in Section 1.6(a) of Schedule I.

“Indemnification Claims” has the meaning set forth in Section 7.1.

“Indemnitees” has the meaning set forth in Section 7.2(a).

“Initial Closing” has the meaning set forth in Section 1.2(a).

“Initial Closing Date” has the meaning set forth in Section 1.2(a).

“Initial Shares” has the meaning set forth in Section 1.1(a).

“Initial Shares Price” has the meaning set forth in Section 1.1(a).

“Initial Transaction Documents” means this Agreement, Deed(s) of Issue for the issuance of the Initial Shares, the Stichting Documentation, the Investor Rights Agreement, the Shareholder Agreement, the Commercial Agreement, the NRE Funding Agreements and each of the other agreements, certificates, documents and instruments contemplated hereby for the Initial Closing and thereby, including all Annexes, Exhibits and Schedules hereto and thereto.

“Initial Transactions” means the issuance of the Initial Shares, the payment therefore and all other transactions contemplated by the Transaction Documents to be consummated in connection with the sale and issuance of the Initial Shares at or prior to the Initial Closing.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent-to-use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and utility models and applications with respect to the foregoing (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration of copyrights (collectively, “Copyrights”); (iv) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets, including all software, documentation and other tangible embodiments of any of the foregoing.

“Investor” has the meaning set forth in the Preamble.

“Investor Designee” has the meaning set forth in Section 9.4.

“Investor Rights Agreement” means the Investor Rights Agreement, substantially in the form attached hereto as Exhibit B.

“IP Expiration Date” has the meaning set forth in Section 7.1.

“IP Representations” means the representations and warranties set forth in Section 1.8 (Intellectual Property) of Schedule I.

“Issued” or “in Issuance”, when used with reference to the Ordinary Shares, means all Ordinary Shares issued including all shares held by the Company (treasury shares).

“Issue Price” has the meaning set forth in Section 1.1(a).

“Knowledge of the Company” or any similar phrase means, with respect to any fact or matter, the knowledge, after due and diligent inquiry, of (i) the members of the Supervisory Board and Board of Management and (ii) the employees of the Company set forth on Schedule III.

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, executive or other order, injunction, judgment, decree, writ or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Legal Proceeding” means any claim, action, cause of action, suit, demand, inquiry, proceeding, litigation, prosecution, audit or investigation by or before any Governmental Entity, or arbitration, mediation or similar proceeding.

“Losses” means the amount of Damages (the “Basic Amount”) plus (i) the amount (the “Tax Amount”) of Taxes, if any, incurred by Indemnitee as determined by Indemnitee in good faith by reason of the receipt of or right to receive the Basic Amount, the Tax Amount and any Ownership Amount, net of benefits, if any, actually realized in the form of a refund or reduction in Tax otherwise actually payable by Indemnitee during the Inclusion Period (after reducing such benefits by Taxes resulting from such refund or reduction, whether or not incurred during the Inclusion Period) and resulting from the accrual or payment of damages giving rise to such Basic Amount or the payment of such Taxes and (ii) if in connection with any Indemnification Claim involving a Fundamental Representation (and without limitation of any right of Indemnitee, in any Indemnification Claim that does not involve a Fundamental Representation, to any additional increment to its Damages by the effect of any indemnity payment on the value of its ownership interest in the Company) an amount equal to the product of (A) a fraction equal to the number of outstanding Ordinary Shares of the Company at the time the Indemnification Claim is made, divided by the number of such shares owned by Persons other than Investor and its Affiliates at such time, multiplied by such Basic Amount and Tax Amount (the “Ownership Amount”). For purposes of this definition, the “Inclusion Period” with respect to any Basic Amount is the taxable year of Indemnitee during which the related Tax Amount is paid or any prior taxable year.

“material” or “material adverse effect” means, for purposes of the representations and warranties in Schedule I and Schedule II of the Investment Agreement and Section 5.1(a) subject to the proviso therein, 5.2(a), 6.1(a) subject to the proviso therein, and 6.2(a) only (except for the purposes of Sections 1.1(b), 1.1(c), 1.2(a), 1.2(d), 1.4(a) (as to the Company’s ability to consummate the Transactions), 1.6(a), 1.6(c), 1.7, 1.9(f), 1.16, 1.17(a) and 1.17(b) of Schedule I for which this definition will not apply) a condition or effect (which, in the case of a material adverse effect, is adverse) on the Company and its Subsidiaries taken as a whole that does or would reasonably be expected to (i) require disclosure by the Company in an SEC Document or an AFM Document heretofore or hereafter by the Company or (ii) have an adverse impact of greater than (x) One Hundred Million Euro (€100,000,000) on the Company’s consolidated net income in the aggregate in any twelve (12) month period or (y) Four Hundred Million Euro (€400,000,000) on the Company’s consolidated net income in the aggregate in all periods, in each case as determined in accordance with US GAAP, consistently applied. For the avoidance of doubt, a “material adverse effect” does not mean a “Material Adverse Effect.”

“Material Adverse Effect” means:

(i) any event, condition, circumstance, development, occurrence, change, effect or fact that, individually or in the aggregate, has, results in or would reasonably be expected to have or result in, a material adverse effect on (A) the business, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries, taken as a whole, or (B) the Company’s ability to timely consummate the Transactions in accordance with the terms of this Agreement or to perform any of its obligations under this Agreement or any of the Transaction Documents; provided, however, that with respect to clause (A) above only, no event, condition, circumstance, development, occurrence, change, effect or fact to the extent arising out of or resulting from any of the following will be taken into account in determining whether a “Material Adverse Effect” has occurred or may or would occur after the date of this Agreement: (1) any change, event, circumstance, development or effect generally affecting the industry in which the business of the Company and its Subsidiaries operates (it being acknowledged by Investor that the Company has in past years experienced disproportionate effects on its business and results of operation as a result of general industry declines and may experience such disproportionate effects in the future in the event of such a decline hereafter, and the Company and Investor agree that any such disproportionate effect experienced by the Company as a result of a general industry decline hereafter shall not constitute a Material Adverse Effect under this clause (A)); (2) acts of war, sabotage or terrorism, unless the Company is disproportionately affected thereby; and (3) the announcement of the Transactions; or

(ii) any event, condition, circumstance, development, occurrence, change, effect or fact that, individually or in the aggregate, has resulted, results in or would reasonably be expected to have or result in, a material adverse effect on conditions in the securities markets, credit markets, currency markets or other financial markets of the economies in which the Company and its Subsidiaries operate that would make it reasonably likely that the Company would be unable to, or would not reasonably be expected to, participate meaningfully in the future development of photolithography equipment for the semiconductor industry in the manner and substantially in the timeframe contemplated by the parties pursuant to the Transaction Documents, including in relation to both 450 millimeter and extreme ultraviolet technologies; or

(iii) the Euro ceases to be the lawful currency of one or more of the member states of the European Union that as of the date of this Agreement have adopted the Euro as their lawful currency; or

(iv) the average closing price of the Euro STOXX 50 Index, as reported on Bloomberg, shall have been below €1600 during the Applicable Lookback Period.

“Maximum Offer Amount” means a number of Ordinary Shares equal to ten percent (10%) of the Pre-Closing Reference Shares.

“NASDAQ” means The NASDAQ Stock Market, LLC.

“New York Shares” means the registered Ordinary Shares of the Company listed for trading on NASDAQ and issued through the New York Transfer Agent.

“New York Transfer Agent” means J.P. Morgan Chase Bank, N.A. or any successor thereto that the Company may appoint from time to time.

“NRE Commitment” means the agreements to provide funding for the Company’s research and development program as provided, in the case of Investor, in the NRE Funding Agreements, and as to any Other Investor, pursuant to agreements and on such other terms that will be determined by the Company and such Other Investor subject to Section 4.1.

“NRE Funding Agreements” means the NRE Funding Agreements entered into by the Parties simultaneously herewith to be effective upon the Initial Closing or the Additional Closing, as applicable as provided therein, or such earlier date as the Parties may agree.

“Ordinary Shares” means the ordinary shares of the Company, and any securities issued or issuable in exchange for or with respect to the ordinary shares of the Company by way of a share dividend, share split or combination of shares, subdivision, consolidation, capitalization issue, recapitalization, merger, consolidation, scheme of arrangement, reorganization, reclassification or similar transaction. For purposes of this Agreement, references to Ordinary Shares include both New York Shares and Amsterdam Shares.

“Other Investor” has the meaning set forth in Section 4.1.

“Other Investor Offer” has the meaning set forth in Section 4.1.

“Other Investor Shares” means the Ordinary Shares of the Company to be issued to the Other Investors as contemplated by, and in accordance with, Section 4.1.

“Party” means a party to this Agreement or any assignee of a Party as permitted pursuant to Section 9.4 (Assignment; Successors) upon and after such assignment.

“Permitted Acquired Company” means a Person identified by the Company in writing prior to the date of this Agreement and accepted by Investor in writing concurrently with the execution and delivery of this Agreement.

“Permitted Acquisition” means an acquisition of any of the shares or other equity or voting securities of, or any merger, consolidation or combination with, or any acquisition of a significant portion of the assets of, any Permitted Acquired Company, but only if (a) such Permitted Acquired Company has received a bona fide, written proposal for a transaction constituting a Change of Control of such Permitted Acquired Company from a Person other than the Company and its Affiliates and Representatives, which proposal was not submitted by such Person as a result of the actions of the Company or any of its Affiliates and Representatives, and (b) the Company has not violated any of the provisions of Section 4.7(f) with respect to such Permitted Acquired Company.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

“Post-Closing Covenants” means covenants and agreements set forth in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing Date.

“Pre-Closing Reference Shares” means the number of Ordinary Shares in issuance immediately prior to the Additional Closing minus (a) the Initial Shares, (b) any Other Investor Shares issued prior to the Additional Closing and (c) any Ordinary Shares issued prior to the Additional Closing pursuant to a Permitted Acquisition in accordance with Section 4.7.

“Power of Attorney” means a power of attorney authorizing the execution of any Deed of Issue, any Initial Transaction Document or any Additional Transaction Document, as applicable.

“Prospectus” has the meaning set forth in Section 4.3(a).

“Prospectus Directive” means the Prospectus Directive (Directive 2003/71/EC).

“Prospectus Regulation” means Prospectus Regulation (EU No. 809/2004), as amended from time to time.

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, employees, bankers, attorneys, advisors, auditors, and agents.

“Resolutions” means the shareholder resolutions set out in Exhibit E.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” mean all reports, schedules, forms, registration statements and other documents (all of the foregoing and all exhibits included therein and any financial statements, financial information and documents included or incorporated by reference therein (exclusive of any redaction therefrom pursuant to any Freedom of Information Act confidentiality treatment request) filed with or furnished to (as applicable) the SEC by the Company under the Exchange Act or the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Agreement” means the Shareholder Agreement, substantially in the form attached hereto as Exhibit C.

“Shares” means the Initial Shares and the Additional Shares.

“Signing Agreements” means this Agreement, the NRE Funding Agreements, and the Commercial Agreement.

“Specified Additional Closing Conditions” means the conditions set forth in Article VI (other than such conditions that would, by their terms, only be satisfied at the Additional Closing or on the date of the Additional Closing).

“Specified Initial Closing Conditions” means the conditions set forth in Article V (other than such conditions that would, by their terms, only be satisfied at the Initial Closing or on the date of the Initial Closing).

“Statutory Annual Report” has the meaning set forth in Section 1.6(c) of Schedule I.

“Stichting” means the Stichting Administratiekantoor established pursuant to the Stichting Documentation to hold the Shares purchased by Investor pursuant to this Agreement.

“Stichting Documentation” means the Conditions of Administration (including the Schedules thereto) and related documentation substantially in the form attached to the Shareholder Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which such Person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, 50% or more of the capital shares or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).

“Supervisory Board” means the Supervisory Board of the Company.

“Synthetic Buyback” means the conversion of Ordinary Shares held by the Stichting into Class M Shares, the cash distribution by the Company to holders of Ordinary Shares (other than the Class M Shares), the share consolidation of Ordinary Shares (other than the Class M Shares) and the conversion of all Class M Shares into Ordinary Shares, in each case in accordance with Resolutions 2(a) through (e), the Articles Amendment and Section 4.5(c).

“Tax” (including “Taxes”) means (i) all direct and indirect statutory, governmental, federal, state, local, municipal, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, VAT, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, unclaimed property, escheat, windfall profits, customs, duties or other taxes, contributions, rates, levies (including social security), fees, assessments or charges of any kind whatsoever, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any liability of the Company and its Subsidiaries for payment of amounts described in clause (i) which is primarily the liability of a person other than the Company and its Subsidiaries, whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period, or otherwise through operation of Law and (iii) any liability of the Company and its Subsidiaries for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Return” means any written or electronic return, certificate, declaration, notice, report, statement, information statement and document filed or required to be filed with respect to Taxes, amendments thereof, and schedules and attachments thereto.

“Taxing Authority” means any Governmental Entity having authority with respect to Taxes.

“Termination Date” has the meaning set forth in Section 8.1(a).

“Termination Expense Payment” means an amount equal to Five Million United States Dollars (US$5,000,000).

“Termination Fee” means an amount equal to (i) until the Initial Closing, fifty million Euro (€50,000,000) and (ii) after the Initial Closing, twenty-five million Euro (€25,000,000).

“Transaction Documents” means the Initial Transaction Documents and the Additional Transaction Documents.

“Transactions” means the transactions contemplated by the Transaction Documents.

“US GAAP” has the meaning set forth in Section 1.6(a) of Schedule I.

“VAT” means (i) within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and (ii) outside the European Union, any Tax levied by reference to added value, sales and/or consumption.

“VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page VAP, applying the condition code criteria on an unfiltered basis to ticker “ASML NA Equity”. For the avoidance of doubt, the condition codes selected when determining the VWAP solely include: Normal trade, AUCTION (AU), Intraday Auction (IA), Basket Cross Trade (XB), CROSSED TRADE (XT), Official Close (OC), Warrant Closing Valuation (WC) and Warrant Opening Valuation (WO).

“Works Council” means the works council of the Company’s Netherlands operating Subsidiary.

SCHEDULE I

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 1.1 Organization and Qualification.

(a) The Company is a corporation duly organized and validly existing under the Laws of the Netherlands as a limited liability company (naamloze vennootschap). The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. Each of the Company’s Subsidiaries is duly organized, validly existing and qualified or licensed to do business and in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so organized, existing, qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a material adverse effect.

(b) Each of the Company and its Subsidiaries has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business in all material respects as now conducted and as presently proposed to be conducted as disclosed in the SEC Documents and as contemplated by the Transaction Documents.

(c) The Company is in compliance with its Company Organizational Documents. Each of the Company’s Subsidiaries is in compliance with its respective articles of association or equivalent organizational documents, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect, and such articles of association or equivalent organizational documents are in full force and effect.

Section 1.2 Capitalization; Shares.

(a) The capitalization of the Company is in all material respects as set forth in the SEC Documents, and as of April 25, 2012 and as of June 30, 2012, the Company had 419,852,514 Issued Ordinary Shares. Since June 30, 2012 to the date of this Agreement, the number of outstanding Ordinary Shares has changed solely as a result of grants by the Company of options under the employee stock and option plans identified in the SEC Documents and as a result of the repurchase of Ordinary Shares by the Company pursuant to the Buyback Program. Except for options granted under existing Company Plans identified in the SEC Documents, the issuance of securities pursuant to this Agreement and agreements with Other Investors in compliance with Section 4.1, the Company has not issued, and, upon execution of this Agreement and consummation of the Transactions, the Company will not have issued or transferred outstanding securities convertible into or exchangeable for, or warrants, rights or options, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights at a meeting of the Company’s shareholders or convertible into securities having such voting rights) or agreements to grant or subscribe for any of the foregoing, or any other obligations or commitments of the Company or any of its Subsidiaries to create, issue, transfer, sell or otherwise dispose of, or to effect the registration under the Securities Act or other securities Laws of, any securities of or ownership interests in the Company or any of its Subsidiaries. Other than in connection with the Buyback Program or in this Agreement, the other Transaction Documents and the Contracts between the Company and each of the Other Investors expressly contemplated by Section 4.1, or after the date of this Agreement as and to the extent permitted pursuant to Section 4.7, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Ordinary Shares of the Company or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person other than the Company or any of its Subsidiaries, except for purposes of funding by the Company to its suppliers in the ordinary course of the business of the Company consistent with past practice or pursuant to the Variable Interest Entity as described in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement.

(b) The preemptive rights of holders of Ordinary Shares existing under the laws of The Netherlands with respect to the issue of (i) the Initial Shares have been validly excluded and (ii) the Additional Shares will in the event of adoption of the Resolutions be validly excluded by the Management Board with the approval of the Supervisory Board. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Transactions. The consummation of the Transactions will not obligate the Company to issue or transfer Ordinary Shares or other securities to any Person (other than Investor) and, other than in connection with the Synthetic Buyback, will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(c) Except as set forth in the Articles of Association, as they are in force on the date of this Agreement and filed with the Trade Register of the Chamber of Commerce Brabant and as they will be amended pursuant to the Articles Amendment, and as set forth in the Shareholder Agreement, there are no restrictions generally applicable to the Ordinary Shares or other shares in the share capital of the Company with respect to voting or transfer pursuant to the Company Organizational Documents or pursuant to any Company Contract.

(d) All of the outstanding share capital of the Company is, and all share capital to be issued or transferred upon exercise of outstanding options, upon issuance or transfer on the terms and conditions specified in the instruments pursuant to which they are issuable will be, duly authorized and validly issued, fully paid and non-assessable, and such shares, and all outstanding stock options and other securities of the Company have been issued or transferred by the Company in material compliance with applicable securities Laws.

Section 1.3 Authority.

(a) The Company has the requisite corporate power and authority to authorize, execute and deliver this Agreement and each other Transaction Document to which it is or, at the applicable Closing (subject to, in the case of the Additional Transactions, the adoption of the Resolutions for the Additional Closing), will become a party. The Company has the requisite corporate power and authority, (i) to perform its obligations under this Agreement and each other Transaction Document and (ii) to consummate the Transactions, subject to, in the case of the Additional Transactions, the adoption of the Resolutions and the execution of the Articles Amendment. The execution and delivery of this Agreement and each other Transaction Document to which the Company is or, at the applicable Closing, will become a party, and the consummation of the Transactions, have been duly and validly authorized by the unanimous approval of the Board of Management and the Supervisory Board, which will recommend the adoption of the Resolutions.

(b) The Board of Management has validly unanimously resolved (i) to issue the Initial Shares and (ii) subject only to adoption of the Resolutions, to issue the Additional Shares. Other than the adoption of the Resolutions and execution of the Articles Amendment, no other corporate proceedings or actions on the part of the Company or its shareholders, the Board of Management or the Supervisory Board are necessary (i) to authorize, execute or deliver this Agreement or any other Transaction Document, (ii) to perform any of the obligations of the Company under this Agreement or any of the other Transaction Documents, (iii) to otherwise consummate the Transactions, or (iv) to authorize or issue the Shares.

(c) This Agreement and each other Transaction Document to which the Company is or, at the applicable Closing, will become a party have been or, at the applicable Closing, will be, as the case may be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute or, with respect to any Transaction Document to be executed at the applicable Closing, will constitute, the valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 1.4 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is or will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the Company Organizational Documents, (ii) conflict with or violate any Applicable Law, (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, require any consent of or notice to any Person (except for adoption of the Resolution for the issuance of the Additional Shares and as provided in clause (b) of this Section) pursuant to, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company pursuant to, or otherwise adversely affect the rights of the Company under, or result in the loss of a benefit under, any Company Contract, (iv) result in the creation or imposition of any Encumbrance of any kind on any assets or securities of the Company (except for Encumbrances on the Shares as provided in the Shareholder Agreement or the Stichting Documentation) or any Subsidiary, or (v) violate any rule or regulation or listing requirement of Euronext Amsterdam, NASDAQ or any other stock exchange on which the Company has listed its securities for trading, except, with respect to clauses (iii) and (iv), for such conflicts, violations, breaches or defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company or materially affect the Company’s ability to consummate the Transactions.

(b) The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is or will be a party, and the consummation of the Transactions by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity of competent jurisdiction for such performance or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for (i) the filing for approval of the prospectus and request for admission to trading as set forth in Section 4.3 and any filing contemplated by the Investor Rights Agreement and (ii) any notifications, filings or clearances required to be made or obtained under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or the Antitrust Laws of any other jurisdiction.

Section 1.5 Valid Issuance of the Shares.

(a) Upon execution of the Deeds of Issue and delivery of the Shares when paid for in accordance with this Agreement at the applicable Closing (or in the case of the Class M Shares, when Ordinary Shares are converted into Class M Shares), (i) the Shares, and any Class M Shares into which any Ordinary Shares are converted, will be duly and validly issued and fully paid and non-assessable from and after the applicable Closing, (ii) such Shares will form part of (and in the case of the Class M Shares, upon conversion will be) the same class of Ordinary Shares, and the Shares will have (or in the case of the Class M Shares, upon conversion will have) the same rights, preferences, privileges and restrictions as all other Ordinary Shares, except as provided in the following clause (iii), (iii) the issuance of such Shares and Class M Shares will not be subject to preemptive rights (which will have been validly excluded) and (iv) the Stichting will acquire full ownership of such Shares and Class M Shares, free and clear of any Encumbrance or other limitation (except as provided for in the Shareholder Agreement or by Stichting Documentation), and the Investor will receive Depositary Receipts issued by the Stichting corresponding with such Shares and Class M Shares, free and clear of any Encumbrance or other limitation (except as provided for in the Shareholder Agreement or the Stichting Documentation), other than Encumbrances created by or imposed by Investor.

(b) No Dutch capital Tax, registration Tax, transfer Tax, stamp duty or any other similar Dutch Tax or duty will be due or payable by or on behalf of Investor in the Netherlands in respect of or in connection with the issuance, sale and purchase of the Shares.

Section 1.6 Financial Statements.

(a) The audited consolidated financial statements together with the related notes of the Company as of December 31, 2011 and 2010 and for the three years ended December 31, 2011, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 (the “Audited Financial Statements”) (i) together with the Company’s Form 20-F in which such Audited Financial Statements were included, complied, as of the date of filing such Form 20-F with the SEC, in all material respects with applicable accounting requirements and the rules and regulations of the SEC and (ii) fairly present in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as the dates for the periods to which they relate. Such Audited Financial Statements and the unaudited consolidated financial statements, together with the related notes of the Company, for each quarterly period after December 31, 2011 that have been furnished to the SEC have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) or International Financial Reporting Standards as issued by the European Union (“IFRS”), as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto).

(b) Except as set forth in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, since December 31, 2011, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by US GAAP or SEC rule or Applicable Law.

(c) The audited consolidated financial statements for the years ended December 31, 2011 and 2010, together with the related notes, included in the Company’s statutory annual report published in accordance with Applicable Law of The Netherlands for the year ended December 31, 2011 (the “Statutory Annual Report”), (i) complied as of the date of filing the Statutory Annual Report with the relevant Dutch trade register and/or with the AFM, in all material respects with applicable accounting requirements and the published rules and regulations of the AFM and other Applicable Law in The Netherlands with respect thereto and (ii) fairly present in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of their respective dates for the periods to which they relate. Such financial statements, together with the related notes, included in the Statutory Annual Report and the Company’s unaudited consolidated financial statements, together with the related notes, for any quarterly period included with any of the Company’s filings with the AFM after December 31, 2011 have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto).

(d) Except as disclosed in the SEC Documents filed with or furnished to the SEC by the Company prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature which were not incurred in the ordinary course of business and consistent in nature and amount with past practice (whether accrued, absolute, contingent, determined, determinable or otherwise) that (i) if any of them had been in existence at the date of the applicable consolidated balance sheet in any such SEC Document filed with or furnished to the SEC by the Company, would have been required to be included on a consolidated balance sheet (or the footnotes thereto) of the Company prepared in accordance with US GAAP or (ii) individually or in the aggregate have had or would reasonably be expected to have a material adverse effect.

Section 1.7 Securities Laws and Listing.

(a) The Ordinary Shares currently Issued are listed on Euronext Amsterdam, and the Company is in all material respects in compliance with all applicable rules of Euronext Amsterdam and any other applicable rules or regulations relating to such listing. Any Ordinary

Shares subsequently issued to Investor or its Affiliates pursuant to this Agreement will be listed for trading, on Euronext Amsterdam upon completion of the actions contemplated in Section 4.3. The Company is, and has no reason to believe that it will not continue to be, in compliance in all material respects with applicable Euronext Amsterdam rules.

(b) The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act. The Company has taken no action that will or, to the Knowledge of the Company, is likely to have the effect of terminating the registration of the Ordinary Shares under the Exchange Act, and the Company has not received any notification that the SEC is contemplating terminating such registration. The Ordinary Shares currently outstanding are listed for trading, and subject to the filing of a notification of issuance on the form prescribed by NASDAQ, any Ordinary Shares subsequently issued to Investor or its Affiliates will be listed for trading, in each case in the form of New York Shares, on NASDAQ. The Company is, and has no reason to believe that it will not continue to be, in compliance in all material respects with applicable NASDAQ rules.

(c) Since December 31, 2009, the Company has filed with or furnished to the AFM or publicly disclosed (as applicable) all AFM Documents required under Applicable Law on a timely basis. As of their respective filing (or website posting, as applicable) dates, to the Knowledge of the Company, the AFM Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) satisfied at least in all material respects the applicable requirements of Applicable Law and the applicable rules and regulations of the AFM.

(d) Since December 31, 2009, the Company has filed or furnished (as applicable) all SEC Documents with the SEC required under the Exchange Act or the Securities Act on a timely basis. As of the dates such SEC Documents were filed with or furnished to the SEC, to the Knowledge of the Company, such SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) conformed in all material respects to the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

(e) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC or the AFM with respect to the SEC Documents or the AFM Documents. To the Knowledge of the Company, as of the date of this Agreement, none of the SEC Documents or the AFM Documents are subject to ongoing review or outstanding comment or investigation by the SEC or the AFM.

(f) Only the Company is, and none of its Subsidiaries are or are required to be, a reporting company under Sections 13(a), 13(c) or 15(d) of the Exchange Act.

(g) The Company meets all of the requirements for filing with the SEC a registration statement on Form F-3 with respect to the Shares.

(h) The Company is a “Well-Known Seasoned Issuer” as defined in Rule 405 under the Securities Act.

(i) The Company has not, and to the Knowledge of the Company no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares.

Section 1.8 Intellectual Property.

(a) Except as disclosed in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, the Company and its Subsidiaries own, or possess the right to use, all Intellectual Property currently employed by them in connection with the business now operated by them or as currently contemplated to be operated, except where the failure to so own or possess, individually or in the aggregate, would not reasonably be expected to have a material adverse effect.

(b) Except as disclosed in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, to the Knowledge of the Company, the development, manufacture, sale, distribution or other exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not infringed upon, misappropriated, violated, or constituted the unauthorized use of, and do not infringe upon, misappropriate, violate, or constitute the unauthorized use of, any Intellectual Property of any third party. The Company takes commercially reasonable measures to identify whether any third parties are infringing or otherwise violating any of the Intellectual Property owned by any of the Company or its Subsidiaries and, to the extent any such third parties are identified, the Company takes commercially reasonable steps to address such infringement or other violation. Except as disclosed in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, neither the Company nor any Subsidiary has received any written notice of infringement of or conflict with any Intellectual Property of any third party, and neither the Company nor any Subsidiary has received a written offer to license the Intellectual Property of any third party other than with respect to Intellectual Property under which the Company and its Subsidiaries is licensed pursuant to agreements with such third parties.

(c) The Company and its Subsidiaries are in compliance with the terms of all agreements pursuant to which Intellectual Property rights are transferred or licensed to them and have performed all obligations required to be performed by them to date under such agreements, and none of them are (with or without the lapse of time or the giving of notice, or both) in breach or default under such agreements, except for such non-compliance, breach or default as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

(d) Except as disclosed in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any decree, judgment, order, arbitral award or agreement that is reasonably expected to require the Company or its Subsidiaries, Affiliates, or shareholders to grant to any third party any license, covenant not to sue, immunity or other right with respect to any

Intellectual Property or that affects the terms and conditions under which any such license, covenant, immunity or other right is, may be, or must be granted, except where such decrees, judgments, orders, arbitral awards or agreements would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect.

(e) The Company maintains a policy governing the use of open source software in the software owned or developed by the Company or any of its Subsidiaries. To the Knowledge of the Company, during the four (4) years prior to the Closing Date, the Company and its Subsidiaries have only incorporated, integrated, or, linked to any open source software in software owned or developed by the Company or any of its Subsidiaries in accordance with such policy.

(f) Neither the Company nor any of its Subsidiaries participates, or has participated in the past, in any standards-setting organization or multi-party special interest group where such participation requires the Company or any of its Subsidiaries, Affiliates or shareholders to grant third parties a license to Patents, except where such license grant would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect. To the Knowledge of the Company, it is in compliance with any intellectual property rights obligations of the standards-setting organizations and special interest groups in which the Company or any of its Subsidiaries are participants.

Section 1.9 The Company and Its Subsidiaries.

(a) Exhibit 8.1 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 sets forth a correct and complete list of each Subsidiary of the Company required to be disclosed in that exhibit as of the date such report was filed in accordance with the applicable requirements of the Exchange Act. The Company owns beneficially and of record all of the issued equity of (i) each of its Significant Subsidiaries and (ii) except any lack of ownership that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect, all of the Company’s other Subsidiaries. Each outstanding capital share of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and each capital share of each Subsidiary of the Company owned by the Company or another Subsidiary of the Company is free and clear of all material Encumbrances.

(b) Each of the Company and its Subsidiaries (since the time of formation or acquisition thereof by the Company) has been operated at all times in compliance with all Applicable Laws, other than failures to comply with or violation of such Laws that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. The Company and its Subsidiaries have not received any notice, order, complaint or other communication that it has any liability under any Applicable Law or that it is not or has at any time not been in compliance with any Applicable Law, except as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect, and to the Knowledge of the Company, there is no basis therefor. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries has occurred since December 31, 2009, is pending or, to the Knowledge of the Company, is threatened, regarding a violation of any Applicable Law and, to the Knowledge of the Company, there is no basis therefor. Without limiting the foregoing, the Company and its Subsidiaries are and have operated in compliance with all applicable U.S. and Dutch securities Laws, all Dutch corporate Laws and corporate governance codes, all Environmental Laws and Health and Safety Laws, all Applicable Laws relating to exports where it conducts business, and all Applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, except as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect.

(c) All certificates, permissions, authorizations, consents, licenses from Governmental Entities, permits and any similar authority for the owning, leasing and operating the properties or the carrying on the businesses of the Company and each of its Subsidiaries have been obtained and are in full force and effect except, individually and in the aggregate, as would not be reasonably expected to have a material adverse effect. There have occurred no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such permits and neither the Company nor any of its Subsidiaries has received or reasonably expects to receive any notice of any Legal Proceedings relating to the suspension, revocation or modification of any such certificate, permission, authorization, consent, license, permit or other similar authority, which, individually or in the aggregate, would reasonably be expected to be material.

(d) Except, as would, individually or in the aggregate, not reasonably be expected to have a material adverse effect: (i) the Company or its Subsidiary, as applicable, is not in default under any Company Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under any such Company Contract, (ii) none of the Company Contracts have been canceled by the other party, and to the Knowledge of the Company, no other party is in material breach or material default under, any such Company Contract, and (iii) since December 31, 2009, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have received any written claim of default under any Company Contract that has not been cured.

(e) No Company Contract (i) restricts or prohibits the Company or any of its Subsidiaries from engaging in any aspect of the Company’s or such Subsidiary’s business anywhere in the world with any Person or during any period of time, or (b) grants a right of first refusal, first offer or similar right with respect to any aspect of the Company’s or such Subsidiary’s business, except, in each case where such restriction, prohibition or right, individually or in the aggregate, would not reasonably be expected to have a material adverse effect.

(f) Each of the Company and its Subsidiaries has good and marketable title to all real property, and good and marketable title to all personal property, in each case free and clear of all Encumbrances, other than such exceptions to good and marketable title or Encumbrances, individually or in the aggregate, as would not reasonably be expected to materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries.

(g) The Company and its Subsidiaries are and have operated in compliance with the Memorandum of Understanding and any related Contracts entered into by and between the Company and the Committee on Foreign Investment in the United States.

(h) Since December 31, 2011, there has been no material adverse effect that has not been disclosed in a SEC Document filed with or furnished to the SEC prior to the date of this Agreement.

(i) Except as disclosed in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, since December 31, 2011, the Company has not (i) except after the date of this Agreement as permitted pursuant to Section 4.7 (Changes; Encumbrances; Capital), declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any share capital, other than pursuant to the Buyback Program or (ii) issued or transferred any equity securities to any member of the Supervisory Board or Board of Management or Affiliate, except pursuant to existing Company Plans.

(j) Since December 31, 2011, (i) except as, individually or in the aggregate, would not be reasonably expected to have a material adverse effect, there has not been any adverse change in the business relationship of the Company or any of its Subsidiaries with any customer or supplier, (ii) neither the Company nor any of its Subsidiaries has received any written notice from any such customer or supplier to the effect that any such customer or supplier (A) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any Subsidiary of the Company or (B) will fail to perform, or to the Knowledge of the Company is reasonably likely to fail to perform, its obligations under any of its Contracts with the Company or any Subsidiary of the Company, in each case, which individually or in the aggregate, would have a material adverse effect, and (iii) to the Knowledge of the Company, no such customer or supplier intends to take any of the actions contemplated by clause (ii)(A) or (B) of this Section 1.9(j).

(k) Since December 31, 2011, except as, individually or in the aggregate, would not be reasonably expected to have a material adverse effect, neither Company nor any Subsidiary has entered into any Company Contract or commitment or incurred any liability (including a contingent liability) which is outside the ordinary course of business and inconsistent in nature and amount with past practice. Since December 31, 2011, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice in all material respects, except for (i) the negotiation of the Transaction Documents and the signing of this Agreement and (ii) discussions with Persons, the identity of which have been disclosed to Investor in writing regarding the participation of such Persons in the transactions contemplated by Section 4.1.

Section 1.10 Insurance. Each of the Company and its Subsidiaries is and has been insured by insurers of recognized financial responsibility against such losses and risks, and in such amounts, as the Company believes to be prudent and as are customary in the businesses and locations in which each is engaged. Except as, individually or in the aggregate, would not be reasonably expected to have a material adverse effect: (i) neither the Company nor any Subsidiary is in breach or default or has received any notice of cancellation of any such insurance, or, to Knowledge of the Company, will be unable to renew its existing insurance coverage as and when such coverage expires, or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost and (ii) there is no pending claim by the Company or any of its Subsidiaries under any insurance policy.

Section 1.11 Employee Matters.

(a) There is no legal or contractual obligation to inform, consult or obtain advice of, whether in advance or otherwise, any works council, labor union, labor organization, employee representatives or other representative body in order to consummate the Transactions, other than the Company informing the Works Council of the Transactions and requesting advice with respect to intended decisions by the Company that may follow from the Transactions.

(b) Except as disclosed in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement or as, individually or in the aggregate, would not be reasonably expected to have a material adverse effect, neither the Company nor any of its Subsidiaries has a pension scheme or any obligation to contribute towards the pension arrangements of its Supervisory Board members or employees or former Supervisory Board members or employees.

(c) Except as disclosed in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement and except as would not be reasonably expected to result in a material liability to the Company, all individuals who are or were performing consulting or other services for the Company and its Subsidiaries have been correctly classified under Applicable Law.

(d) Except as, individually or in the aggregate, would not be reasonably expected to have a material adverse effect, (i) as of the date hereof, there are no claims, disputes, grievances, or controversies pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective present or former employees, (ii) there is no strike, slowdown, work stoppage or lockout, or other labor dispute or similar activity continuing as of the date hereof or, to the Knowledge of the Company, threatened or pending as of the date hereof, and (iii) to the Knowledge of the Company, there is no pending or threatened dispute or controversy with the Works Council.

Section 1.12 Legal Proceedings. Except as disclosed in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement and as, individually or in the aggregate, would not be reasonably expected to have a material adverse effect (a) neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any of their respective officers or Supervisory Board members or directors (in their capacity as such) is, or has since December 31, 2009 been, engaged in any Legal Proceedings and (b) to the Knowledge of the Company, no Legal Proceedings have been threatened by or against the Company or any Subsidiary or any of their respective officers or Supervisory Board members or directors (in their capacity as such). To the Knowledge of the Company, no inquiry, audit or investigation by any Governmental Entity is pending, other than routine Tax, Health and Safety Laws or Environmental Laws or a substantively similar inquiry or audit conducted by applicable Governmental Entities which are in the Company’s ordinary course of business consistent with past practice in manner and amount, none of which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect.

Section 1.13 Tax Matters.

(a) Except as disclosed in the Audited Financial Statements or to the extent a breach of the following would not, individually or in the aggregate, be material: (a) the liability of the Company and its Subsidiaries for Taxes (including contingent liabilities for Taxes) that have accrued or arisen as of December 31, 2011 does not exceed the amounts of Taxes payable (excluding any deferred Taxes) included in the provision for Taxes reflected on the face of the balance sheet (as opposed to the footnotes thereto) included in the Audited Financial Statements as of December 31, 2011, (b) since December 31, 2011, all Taxes of the Company and its Subsidiaries that have accrued were incurred in the ordinary course of business, adjusted solely for ordinary course changes in the operations of the Company and its Subsidiaries, (c) all Tax Returns of the Company and its Subsidiaries have been accurately and properly prepared and timely filed or submitted (as applicable) in accordance with all Applicable Law, and (d) each of the Company and its Subsidiaries has within all applicable time periods required by Law withheld (if applicable), paid and accounted for all Tax liabilities required to be withheld (if applicable), paid or accounted for.

(b) The provision for Taxes reflected on the face of the balance sheet (as opposed to the footnotes thereto) included in the Audited Financial Statements as of December 31, 2011 reflects all potential liability of the Company and its Subsidiaries for Taxes that may arise as a result of any claim, assessment or dispute, audit or administrative or judicial proceeding involving the Company or any Subsidiary with respect to Taxes which, individually or in the aggregate, could reasonably be considered material.

(c) Other than such items disclosed in the Audited Financial Statements or as agreed with the Dutch Tax Authorities within the framework of the horizontal supervision (horizontaal toezicht) as applicable to the Company, neither the Company nor any of its Subsidiaries (i) is a party to or bound by any material closing agreement, offer in compromise, gain recognition agreement or any other agreement with any Taxing Authority or any Tax indemnity or Tax sharing agreement with any person, or (ii) has entered into any waivers or extensions of the statute of limitations with respect to material Taxes. The Company and its Subsidiaries are in compliance in all material respects with any Tax holiday, Tax rate reduction or other agreement with a Taxing Authority with respect to Taxes.

Section 1.14 Environmental Matters. Except as disclosed in the SEC documents filed with or furnished to the SEC prior to the date of this Agreement and except as, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect, to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any Subsidiary has been contaminated with any Hazardous Material, and neither the Company nor any Subsidiary is subject to any liability for Hazardous Material disposal or contamination on any third-party property. Except as, individually or in the aggregate, has not had or could not reasonably be expected to have a material adverse effect, the Company has not received any notice, claim, demand or other communication alleging any actual or potential breach of Environmental Laws or Health and Safety Laws and to the Knowledge of the

Company there are no circumstances that might reasonably be expected to give rise to the service of any such notice, claim, demand or communication.

Section 1.15 Certain Business Practices. To the Knowledge of the Company, neither the Company nor any Subsidiary nor any Representative or other Person acting on any of their behalf has: (a) directly or indirectly used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to domestic or foreign political activity, (b) directly or indirectly, used or contemplated the use of funds, given, offered, promised, or authorized to unlawfully give, any money or thing of value (except for payments permitted by Applicable Law) to any government official or to any political party or campaign for the purpose of influencing an act or decision of the government official, or inducing the government official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any of its Subsidiaries, (c) failed to disclose in accordance with Applicable Law any contribution made by the Company or any Subsidiary (or by any Person acting on such Company’s or Subsidiary’s behalf of whom the Company is aware) that is in violation of Law, or (d) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any comparable Applicable Law of any jurisdiction or (e) directly or indirectly, made any other unlawful payment. The Company and its Subsidiaries have implemented procedures reasonably designed to detect and ensure against the matters identified in clauses (a) through (e) of this Section 1.15, and, to the Knowledge of the Company, there are no circumstances in existence that would reasonably be expected to result in such procedures not being effective. The Company has not entered into any transaction with any of its Affiliates that has provided to the Company revenues, earnings or assets that would not have been available to it in an arm’s-length transaction with an unaffiliated Person.

Section 1.16 Books and Records. The statutory books, books of account and other records of the Company and its Subsidiaries are up-to-date and contain materially complete and accurate records as required by Law fairly reflecting all transactions and dispositions of fund or assets. No Governmental Entity of competent jurisdiction has given any notice, or made any allegation, that any such records are incorrect or contain any error that should be rectified. All accounts, documents and returns that are required by Law to be delivered or made to the Dutch Tax authority (Belastingdienst) or any other Governmental Entity in any relevant jurisdiction have been duly and correctly delivered or made. There have never been any intentionally false or fictitious entries made in the books, records or accounts of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

Section 1.17 Accounting and Disclosure Controls.

(a) The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP or IFRS, as applicable, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its Subsidiaries’ internal control over financial reporting is effective, and to the Knowledge of the Company, there are no “material weaknesses” or “significant deficiencies” in its internal control over financial reporting as used in and based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

(b) (i) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act, (ii) such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its consolidated Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities and (iii) such disclosure controls and procedures are effective in all material respects.

(c) Since December 31, 2011, (i) except as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise had or became aware of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, which asserts that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or its Subsidiaries, or any of its officers, Supervisory Board members, directors, employees or agents to the Board of Management or the Supervisory Board or any committee or member thereof.

Section 1.18 Interested Party Transactions.

(a) Except as disclosed in any SEC Document filed with or furnished to the SEC prior to the date of this Agreement: There are no existing contracts, transactions, indebtedness or other arrangements, between the Company or any Company Subsidiary and any of the members of the Supervisory Board, Board of Management, officers, or to the Knowledge of the Company other Affiliates, of the Company or the Company Subsidiaries.

(b) Except as disclosed in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, to the Knowledge of the Company, none of the Company’s or any of its Significant Subsidiaries’ directors or Supervisory Board members, Board of Management, officers, or any members of their immediate families, or any Affiliate of any such Person has or has had, either directly or indirectly, an interest required to be disclosed in an SEC Document in: (i) any Company Contract, (ii) any Person that purchases from or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights or services, (iii) any legal Person with which the Company is affiliated or with which the Company has a business relationship, or (iv) any legal Person which competes with the Company.

Section 1.19 Brokers. No fees and expenses of any broker, investment banker or financial advisor engaged by the Company or any of its Affiliates (which for the avoidance of doubt, excludes Investor after the date hereof) in connection with the Transaction Documents or the Transactions or the transactions contemplated by the Other Investor Offer as provided in Section 4.1, if any, will be payable by Investor or any of its Affiliates.

Section 1.20 Information. To the Knowledge of the Company, other than as set forth in the Company’s SEC Documents filed with or furnished to the SEC prior to the date hereof or AFM Documents filed with the AFM prior to the date of this Agreement, there is no information regarding the Company which would be required to be disclosed in an SEC Document or AFM Document as of the date of this Agreement for which the Company has failed to make disclosure pursuant to the Exchange Act or the Dutch Act on the Financial Supervision (Wet op het Financieel Toezicht), and other than the existence of the discussions with Investor in respect of the Transactions, as of the date of this Agreement, there is no information as referred to in Section 5:53 sub 1 of the Dutch Act on the Financial Supervision for which the Company had made or continues to make use of the safe harbour provided by Section 5:25i sub 3 of the Dutch Act on the Financial Supervision in delaying the making of inside information generally available instantly, except in respect of the Company’s financial results for the second quarter of 2012. To the Knowledge of the Company, other than as set forth in the Company’s SEC Documents filed with or furnished to the SEC or AFM Documents filed with the AFM prior to the applicable Closing Date, there will be no information regarding the Company which would be required to be disclosed in an SEC Document or AFM Document prior to the applicable Closing Date for which the Company has failed to make disclosure pursuant to the Exchange Act or the Dutch Act on the Financial Supervision (Wet op het Financieel Toezicht), and, except as disclosed by the Company to Investor prior to the applicable Closing Date, there will be no information as referred to in Section 5:53 sub 1 of the Dutch Act on the Financial Supervision for which the Company had made or continues to make use of the safe harbour provided by Section 5:25i sub 3 of the Dutch Act on the Financial Supervision in delaying the making of inside information generally available instantly.

SCHEDULE II

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Section 2.1 Authority.

(a) Investor is a company duly incorporated and validly existing under the Laws of Delaware.

(b) Investor has the requisite corporate power and authority to (i) authorize, execute and deliver this Agreement and each other Transaction Document to which it is or, at the applicable Closing, will become a party, (ii) perform its obligations under this Agreement and each other Transaction Document and (iii) consummate the Transactions.

(c) The execution and delivery of this Agreement and each other Transaction Document to which Investor is or, at the applicable Closing, will become a party, and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action of Investor. No other corporate proceedings or actions on the part of Investor, its board of directors or shareholders are necessary (i) to authorize, execute or deliver this Agreement and each other Transaction Document, (ii) to perform all obligations of Investor under this Agreement and the other Transaction Documents or (iii) to otherwise consummate the Transactions. This Agreement and each other Transaction Document to which Investor is or, at the applicable Closing, will become a party have been or, at the applicable Closing, will be, as the case may be, duly and validly executed and delivered by Investor and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute or, with respect to any Transaction Document to be executed at the applicable Closing, will constitute, the valid, legal and binding obligations of Investor, enforceable against Investor in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 2.2 No Conflict; Required Consents and Approvals. The execution, delivery and performance by Investor of this Agreement and each of the Transaction Documents to which Investor is or will be a party, and the consummation of the Transactions by Investor, do not and will not (i) conflict with or violate Investor’s certificate of incorporation or bylaws as currently in effect, (ii) conflict with or violate any Applicable Law except as would not reasonably be expected to be materially adverse to the Company, (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for the notifications and filings to be made under Antitrust Laws and filings pursuant to the Exchange Act in respect of Investor’s ownership of the Shares.

Section 2.3 Securities Laws.

(a) Investor is an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act and is knowledgeable, sophisticated, and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares.

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(b) Investor is acquiring the Shares for its own account for investment purposes only, and not with a view to the distribution of any part thereof in violation of the Securities Act or any applicable securities Laws.

(c) Investor understands that (i) the Shares have not been registered under the Securities Act or registered or qualified under any state securities Law in reliance on specific exemptions therefrom, (ii) that the Shares may be resold only if registered pursuant to the provisions of the Securities Act pursuant to an exemption from registration under the Securities Act or in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, and (iii) no public offering (openbare aanbieding) has been conducted in the Netherlands or any other jurisdiction with respect to the Shares.

Section 2.4 Brokers. No fees and expenses of any broker, investment banker or financial advisor engaged by Investor or any of its Affiliates (which for the avoidance of doubt, excludes the Company after the date hereof) in connection with the Transaction Documents or the Transactions, if any, will be payable by the Company or any of its Affiliates.

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